                                  SCHEDULE 14A
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

                                     [LOGO]

Douglas H. McCorkindale
Chairman, President and Chief Executive Officer

                                            March 23, 2001

Dear Shareholder:

     On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, May 8, 2001, at 10:00 a.m., at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia.

     At this meeting you will be asked to vote for the election of three directors, for the election of PricewaterhouseCoopers as the Company's independent auditors for 2001 and to approve an Omnibus Incentive Compensation Plan. These matters are discussed in detail in the attached proxy statement.

     Your Board of Directors believes these proposals are in the best interests of the Company and its shareholders and recommends that you vote for them.

     There also are two shareholder proposals that we understand will be presented for consideration at the meeting. The shareholder proposals are discussed in the attached proxy statement. Your Board believes these proposals are not in the best interests of the Company and its shareholders and recommends that you vote against them.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Please note that this year you may vote your shares by telephone, by mail or online. The toll-free telephone number, Internet address and instructions are shown on the enclosed proxy card. Alternatively, you can vote by signing and dating the proxy card and returning it in the envelope provided.

     An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the proxy statement for instructions about obtaining tickets.

     Thank you for your continued support.

                                   Cordially,

                                        /s/ DOUGLAS H. MCCORKINDALE
                                            Douglas H. McCorkindale

           1100 Wilson Boulevard, Arlington, VA 22234 (703) 284-6000

                                     [LOGO]

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 8, 2001
                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia, at 10:00 a.m. on May 8, 2001 for the following purposes:

        (1) to elect three directors;

        (2) to act upon a proposal to elect PricewaterhouseCoopers as the Company's independent auditors for the 2001 fiscal year;

        (3) to approve the 2001 Omnibus Incentive Compensation Plan;

        (4) to consider two shareholder proposals; and

        (5) to transact such other business, if any, as may properly come before the meeting.

     The Board of Directors has set the close of business on March 9, 2001 as the record date to determine the shareholders entitled to notice of and to vote at the meeting.

     YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD TO VOTE USING THE INTERNET OR BY TELEPHONE, OR VOTE BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                            By Action of the Board of Directors

                                        /s/ THOMAS L. CHAPPLE
                                            Thomas L. Chapple
                                              Secretary

Arlington, Virginia
March 23, 2001

                                     [LOGO]

                                PROXY STATEMENT

                      2001 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gannett for the Annual Meeting of Shareholders to be held on May 8, 2001.

     The Board set March 9, 2001 as the record date. Shareholders of record on that date may attend and vote at the Annual Meeting or have their votes by proxy counted if they do not attend in person. On that date, there were 264,543,040 shares of Common Stock outstanding and entitled to vote. Each share is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on March 9, 2001 will constitute a quorum to conduct business. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Proxies held in a broker's account that are not voted by the broker or other nominee ("broker non-votes") on all matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares present and entitled to vote at the Annual Meeting with respect to those matters for which no vote was cast.

     Admission to the meeting is by ticket only. We will provide each shareholder with one admission ticket. Either you or your proxy are allowed to use your ticket. If you are a shareholder of record and plan to attend the meeting, please check the appropriate box on your proxy card and return it in the enclosed return envelope. If you vote using the Internet or by telephone, you can request a ticket when you vote. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the meeting, you will need to send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership, to: Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, VA 22234. Requests for admission tickets will be processed in the order in which they are received and must be received by no later than May 1, 2001. If you decide not to attend the meeting, please return your ticket to the Secretary, Gannett Co., Inc. at the above address.

     To assist the Company in reducing costs related to the Annual Meeting, we ask all shareholders who vote via the Internet to consent to electronic delivery of mailings related to future annual shareholder meetings. Companies may make their proxy statements and annual reports available online and eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you can consent online when you vote. If you hold shares through an intermediary such as a bank or broker, please refer to the information provided by that entity for instructions on how to consent to electronic distribution.

     You may grant a proxy either by signing a proxy card, by telephone or using the Internet. Shares represented by proxies will be voted as directed by the shareholder. Unless you direct otherwise, your shares will be voted for the Board's nominees for director, for the election of auditors, for the approval of the 2001 Omnibus Incentive Compensation Plan and against the shareholder proposals. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke it in writing (by another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke it. Votes submitted via the Internet or by telephone must be cast by 10:00 a.m., Eastern time on May 7, 2001.

     If you participate in the Company's Dividend Reinvestment or 401(k) Plans, your Gannett stock in those plans can be voted on the proxy card accompanying this Proxy Statement, by telephone or via the Internet. If no instructions are given by you, shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as shares for which the trustee receives instructions.

     This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about March 23, 2001.

                       PROPOSAL 1--ELECTION OF DIRECTORS

YOUR BOARD

     The Board of Directors is composed of 7 directors. The By-laws of the Company provide that each director must own at least one thousand shares of Gannett stock, and each director meets or exceeds this requirement. The Board is divided into three classes, as equal in number as possible. At each Annual Meeting of Shareholders, one class of directors is elected for a three-year term.

     The Board of Directors conducts its business through meetings of the Board and its committees. The Management Continuity Committee, the Executive Compensation Committee, the Audit Committee and the Public Responsibility and Personnel Practices Committee are four of those committees.

     The Management Continuity Committee develops long-range management succession plans and recommends to the Board candidates for nomination as directors and for election as officers. In making recommendations for directors for the 2002 Annual Meeting, the Committee will consider any written suggestions of shareholders received by the Secretary of the Company by February 6, 2002. The Committee members are Meredith A. Brokaw, Chair, James A. Johnson and Douglas H. McCorkindale. This Committee met five times during 2000.

     The Executive Compensation Committee makes recommendations concerning the compensation and benefits of elected officers and senior executives and administers the Company's executive incentive plans. The Committee members are James A. Johnson, Chair, Samuel J. Palmisano and Karen Hastie Williams. None of the members of the Committee is an employee of the Company. This Committee met five times during 2000.

     The Audit Committee reviews the Company's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee members are Karen Hastie Williams, Chair, H. Jesse Arnelle and Samuel
J. Palmisano. None of the members of the Committee is an employee of the Company. This Committee met three times during 2000.

     The Public Responsibility and Personnel Practices Committee monitors the Company's performance in meeting its obligations of fairness in internal and external matters and under its equal employment opportunity programs. The Committee's members are H. Jesse Arnelle, Chair, Meredith A. Brokaw and Douglas
H. McCorkindale. This Committee met twice during 2000.

     The Board of Directors held nine meetings during 2000, and all of the directors attended at least 75% of the total meetings of the Board and any committee on which they served.

NOMINEES

     The Board intends to nominate James A. Johnson, Douglas H. McCorkindale and Stephen P. Munn for election this year. All three nominees are currently directors. If they are elected, their term will run until the Annual Meeting in 2004 or until their successors are elected. The Company's By-laws provide that a director must retire on or before the annual meeting following his or her 70th birthday or, in the case of directors who are also employees, his or her 65th birthday. Retiring directors include John Curley who retired as Chairman of the Board on January 31, 2001, Drew Lewis who retired in December, 2000 and Stuart T.K. Ho who retired in January, 2001.

     The Board believes that all the nominees will be available and able to serve as directors. If any nominee is unable to serve, the Board may do one of three things. The Board may recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

     The three nominees receiving the highest number of votes will be elected. If a shareholder, present in person or by proxy, withholds a vote from one or more directors, the shareholder's shares will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted as the shareholder directs. If no instructions are given, under New York Stock Exchange rules the broker may decide how to vote on the Board nominees.

     The principal occupations and business experience of the management nominees and of the continuing directors are described below.

     THE FOLLOWING HAVE BEEN NOMINATED FOR ELECTION AT THE 2001 ANNUAL MEETING:

                                JAMES A. JOHNSON

     Mr. Johnson, 57, is Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. He served as Chairman of the Board of Directors of Fannie Mae in 1999 and was Chairman and Chief Executive Officer of Fannie Mae from February 1991 through 1998. He is a director of Cummins Engine Company, Target Corporation, The Goldman Sachs Group, Inc., Temple-Inland Corporation, United Health Group and KB Home Corporation. He also is Chairman of the John F. Kennedy Center for the Performing Arts and Chairman of the Board of Trustees of The Brookings Institution. He has been a director since December, 2000.

                            DOUGLAS H. MCCORKINDALE

     Mr. McCorkindale, 61, is Chairman, President and CEO of Gannett. He was Vice Chairman, President and CEO from June 2000 to January 2001 and Vice Chairman and President from 1997 to June 2000. He was Vice Chairman and Chief Financial and Administrative Officer from 1985 to 1997. He has served the Company in various other executive capacities since 1971. He is a director of Continental Airlines, Inc. and a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He has been a director since 1977.

                                STEPHEN P. MUNN

     Mr. Munn, 58, is Chairman of Carlisle Companies, Inc. He was Chairman and Chief Executive Officer of Carlisle from 1988 to February 2001. He is a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He became a director in March, 2001.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 2002 ANNUAL MEETING:

                               MEREDITH A. BROKAW

     Mrs. Brokaw, 60, is the founder of Penny Whistle Toys, Inc., in New York City, and is the author of children's books. She is a director of Conservation International, Washington, D.C. She has been a director since 1983.

                              SAMUEL J. PALMISANO

     Mr. Palmisano, 49, is President and Chief Operating Officer of IBM and serves on IBM's board of directors and is a trustee of The Johns Hopkins University. He was Senior Vice President and Group Executive for IBM Enterprise Systems Group from 1998 to August 2000. He held various other senior executive positions since 1994, with responsibility for IBM's global services. He has been a director since 1998.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 2003 ANNUAL MEETING:

                                H. JESSE ARNELLE

     Mr. Arnelle, 67, is of counsel to Womble, Carlyle, Sandridge & Rice, Winston-Salem, North Carolina. He was senior partner at the law firm of Arnelle, Hastie, McGee, Willis & Greene from 1985 to 1995, and was of counsel to that firm from 1995 to 1997. He is the Immediate Past Chairman of the Board of Trustees of Pennsylvania State University and is a director of FPL Group, Inc., Textron Corporation, Eastman Chemical Co., Armstrong World Industries, and Waste Management, Inc. He has been a director since 1999.

                             KAREN HASTIE WILLIAMS

     Ms. Williams, 56, is a Partner at the law firm of Crowell & Moring, Washington, D.C. Ms. Williams is a director of The Chubb Corporation, Continential Airlines, Inc., and Washington Gas Light Company, and a trustee of the Fannie Mae Foundation. She has been a director since 1997.

SECURITIES OWNED BY GANNETT MANAGEMENT

     The following table shows the number of shares of Gannett common stock beneficially owned by all directors and by the five most highly compensated executive officers. The table is correct as of March 9, 2001:

        NAME OF OFFICER OR DIRECTOR                        TITLE                 SHARES OWNED
        ---------------------------                        -----                 ------------
John J. Curley..............................  Former Chairman and CEO             1,781,460
Douglas H. McCorkindale.....................  Chairman, President and CEO         1,538,720
Gary L. Watson..............................  President/Newspaper Division          387,634
Cecil L. Walker.............................  President/Broadcasting Division       136,060
Larry F. Miller.............................  Executive Vice President and CFO       89,121
H. Jesse Arnelle............................  Director                                1,459
Meredith A. Brokaw..........................  Director                                2,416
James A. Johnson............................  Director                                1,282
Stephen P. Munn.............................  Director                                1,000
Samuel J. Palmisano.........................  Director                                3,359
Karen H. Williams...........................  Director                                1,000
All directors and executive officers as
  a group (36 persons including those
  named above)..............................                                      5,819,416

     Each person listed owns less than 1% of Gannett's outstanding shares. All directors and executive officers as a group beneficially owned 5,819,416 shares on March 9, 2001. This represents 2% of the outstanding shares. The following shares are included because they may be acquired under stock options by May 8, 2001: Mr. Curley -- 1,338,750; Mr. McCorkindale -- 1,091,250; Mr.
Watson -- 329,110; Mr. Walker -- 89,265; Mr. Miller -- 74,795; all executive officers as a group -- 4,375,360. For all shares owned, each director or executive officer possesses sole voting power and sole investment power.

     Some shares have not been listed above because the director or executive officer has disclaimed beneficial ownership. Ownership of the following shares is disclaimed because they are held in the names of family members or in trust: Mr. McCorkindale -- 874; Mr. Watson -- 24; Mr. Miller -- 1,834; all directors and executive officers as a group -- 41,841.

     Also included among the shares listed above are the following shares which are held for individual deferred compensation accounts by The Northern Trust Company, as Trustee of the Gannett 1987 Deferred Compensation Plan: Mr. McCorkindale -- 84,850; Mr. Watson -- 18,976; Mr. Walker -- 18,190; Mr.
Miller -- 13,285; Mr. Arnelle -- 437; Mrs. Brokaw -- 10,416; Mr. Johnson -- 282; Mr. Palmisano -- 2,359; all directors and executive officers as a group -- 286,867.

     The shares reported above do not include 1,242,254 shares owned on March 9, 2001 by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: Douglas H. McCorkindale, Richard L. Clapp (Senior Vice President, Human Resources), Larry F. Miller and Gracia C. Martore (Treasurer and Vice President/Investor Relations).

COMPENSATION OF DIRECTORS

     The Company pays its directors an annual fee and meeting fees. The annual fee is $45,000. Each director receives $1,500 for each Board meeting attended. Each committee chair also receives an annual fee of $5,000 and each committee member, including the chair, receives $1,000 for each committee meeting attended. Directors who are employees of the Company receive no director fees. Directors may elect to defer their fees under the 1987 Deferred Compensation Plan, which provides for eight investment options, including mutual funds and a Gannett Common Stock fund. If shareholders approve the 2001 Omnibus Incentive Compensation Plan described below, then the non-employee directors of the Company will receive an option to purchase 3,500 shares of Gannett common stock for the 2001 fiscal year. Other awards may be granted to directors in the future.

     In 1987, the Company established a Retirement Plan for Directors in which non-employee members of the Board of Directors could participate. In 1996, the Board terminated this Plan as to any new directors. Only one current director, Meredith Brokaw, participates in the Plan, and her annual benefit under the Plan is equal to 100% of her highest annual compensation during the ten years of service preceding her retirement from the Board. The annual benefit will be paid each quarter for 10 years except for lump sum payments in the event of death.

                       COMPENSATION OF GANNETT MANAGEMENT
                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee (the "Committee") is responsible for compensation and stock ownership programs for executive officers. The Committee is composed entirely of independent outside directors. In 2000, the Committee consisted of Stuart T.K. Ho, Chair, Samuel J. Palmisano and Karen Hastie Williams. In January, 2001, Mr. Ho retired from the Board of Directors, and James A. Johnson joined the Committee as its Chair.

     In addition to its regular activities, the Committee accomplished several objectives in 2000. These included (i) establishing the appropriate compensation level for the new chief executive officer, (ii) completing a study of competitive compensation levels for the Company's senior executives, (iii) increasing the stock ownership guidelines for Gannett's senior executives, (iv) initiating the 2001 Omnibus Incentive Compensation Plan (see page 18), and (v) granting stock options where stock incentive rights had previously been used. Each of these will be discussed in more detail below.

THE ELEMENTS OF COMPENSATION AT GANNETT

     The compensation program for executive officers is composed of three elements: salaries, annual bonuses under the Company's 1968 Executive Incentive Bonus Plan, and long-term stock awards under the 1978 Executive Long-Term Incentive Plan (the "1978 Plan"). As noted beginning on page 18 of this proxy statement, if shareholders approve the 2001 Omnibus Incentive Compensation Plan, future bonuses and stock grants will be made under that plan and no further grants will be made under the 1968 Executive Incentive Bonus Plan or the 1978 Plan.

     During 2000 the Committee, with the assistance of Hewitt Associates, an independent compensation consultant, conducted a competitive compensation study regarding Gannett's more senior executives, using 1999 as the comparison year. The competitive group of companies used for the comparison were companies with revenues and shareholder return over the past five years similar to Gannett's, taking into consideration Gannett's increase in revenues during the past 24 months due to its internal growth and substantial acquisitions. The Committee concluded that base salaries for the relevant Gannett executive group are lower than the size-adjusted median for the competitive group of companies and that, while annual bonuses are competitive, the latter to some extent reflects that 1999 was a very good year for Gannett, which resulted in strong bonuses. The Committee concluded that, while the competitiveness of total cash compensation among the relevant executive group is mixed, when the Black-Scholes value of the 1999 stock awards is taken into account, total compensation for the group (cash plus long-term stock grants) is lower than the size-adjusted median for the competitive group of companies. The Hewitt study indicated that stock grants at other companies generally have increased significantly in the past three years, even in traditional, non-dot.com, companies. Reviewing this study and other relevant considerations, the Committee made various salary adjustments to begin bringing total compensation for the more undercompensated executives into line.

     The following Compensation Policy guides the Committee in its compensation decisions:

                              COMPENSATION POLICY

     The Board of Directors of Gannett believes that compensation of employees should be fair to both employees and shareholders, externally competitive, and designed to align very closely the interests of employees with those of the shareholders.

     The Gannett executive compensation program is designed to attract, motivate, reward, and retain superior management talent.

     The Executive Compensation Committee places heavy emphasis on pay for performance. We believe substantial portions of total compensation should be at risk. Likewise, outstanding performance should lead to substantial increases in compensation.

COMPENSATION DECISIONS IN 2000

     In making its compensation decisions for 2000, the Committee considered the Company's performance in the following areas: earnings per share, operating income as a percentage of sales, return on assets, return on equity, operating cash flow, stock price, and market value. In addition, the Committee considered management's recommendations for individual compensation awards. The Committee also compared the Company's performance to that of its competitors and noted the Company's record revenues, profits and earnings per share. Companies with comparable revenues or profits in other industries also were surveyed to ensure that executive compensation was competitive in the overall marketplace. The Committee believes that the Company should compensate its executives better than its competitors in order to continue to attract and retain the most talented people. (References to "competitors" are to the peer group companies named on page 11.)

     While the Committee considered these individual and Company performance factors in making individual compensation decisions, the Committee applied its own subjective good judgment in making final determinations.

     In 2000, the Committee continued to emphasize key executives' ownership of Gannett common stock as a component of their compensation. Stock compensation includes (i) minimum stock ownership guidelines for all executive officers, (ii) long-term awards under the 1978 Plan, (iii) payment of 25% of an executive's bonus in Gannett stock, and (iv) stock option grants in lieu of stock incentive rights. In July, 2000 the Committee increased the executive stock ownership guidelines for the five highest-paid officers from three to five times their salary range midpoint and increased the guideline for other key executives from one to two times their salary range midpoint. Although these executives are expected to comply with the revised guidelines by the end of 2003, most of them presently exceed the guidelines.

     Historically, the loss of deductibility under Internal Revenue Code Section 162(m) of certain portions of executive compensation has not been a determinative factor in setting compensation levels. Under the proposed 2001 Omnibus Incentive Compensation Plan, however, the Company intends to structure bonuses for the five highest-paid officers so as to comply with the Section 162(m) deductibility requirements.

BASE SALARIES: TO ATTRACT AND RETAIN MANAGEMENT TALENT

     Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions by the Company's competitors, with other companies of comparable size in the media industry and with companies with comparable revenues or profits in other industries. The Company is significantly larger than its competitors and in 2000 had record revenues, profits and earnings per share. These factors and general compensation practices in the media industry have led the Company to attempt to place its management salaries above the median for the comparative companies.

     In establishing salaries for executive officers, the Committee also considered the Company's performance, individual performance and experience, and the chief executive officer's recommendations. The most important factor, however, was the Committee members' judgment about the appropriate level of salary to retain, motivate and reward individual executives. The salaries for the five highest paid officers of the Company, including John J. Curley, the former chief executive officer, and Douglas H. McCorkindale, the new chief executive officer, are as follows:

                    NAME                             1999 SALARY         2000 SALARY
                    ----                             -----------         -----------
John J. Curley..............................         $1,000,000          $1,100,000
Douglas H. McCorkindale.....................         $  900,000          $1,058,000
Gary L. Watson..............................         $  560,000          $  585,000
Cecil L. Walker.............................         $  475,000          $  500,000
Larry F. Miller.............................         $  450,000          $  495,000

EXECUTIVE INCENTIVE BONUSES: TO MOTIVATE YEAR-TO-YEAR

     Annual bonuses motivate executive officers and reward them for good performance. The goal of the 1968 Executive Incentive Bonus Plan has been to reward higher performing operating units and individuals with a greater percentage of the total available bonus pool. Bonus awards are volatile and are principally determined by individual performance. The chief executive officer's performance bonus is based solely on Company performance.

     The bonuses for 2000 were determined on the basis of individual performance in the areas of profit, product and people and, depending on the executive's responsibilities, the performance of the executive's business unit and/or the Company's overall performance. The Committee's review of the bonuses was based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance. No relative ranking of these various factors was applied.

     To further the Committee's goal of increasing the stock ownership by key executives, 25% of the bonuses for 2000 for the 33 senior executives were paid to them in the form of Gannett common stock rather than cash. This continues a practice established in 1994. The pre-tax value of the bonuses awarded to the five highest paid officers of the Company are as follows:

                                     1999 BONUS                2000 BONUS
                               -----------------------   -----------------------
            NAME                  CASH      GCI SHARES      CASH      GCI SHARES
            ----               ----------   ----------   ----------   ----------
John J. Curley...............  $1,500,000     7,952      $2,000,000        --
Douglas H. McCorkindale......  $1,293,750     6,858      $1,500,000     7,407
Gary L. Watson...............  $  412,500     2,186      $  468,750     2,315
Cecil L. Walker..............  $  356,250     1,888      $  397,500     1,963
Larry F. Miller..............  $  303,750     1,610      $  375,000     1,852

LONG-TERM STOCK GRANTS: TO PROMOTE LONG-TERM GROWTH

     Long-term stock awards are based on the performance of Gannett common stock and are designed to align the executives' interests with those of the Company's shareholders. Until last year, the Committee used two kinds of long-term stock awards: non-qualified stock options and stock incentive rights ("SIRs"). A non-qualified stock option is the right to purchase shares of common stock of the Company within a fixed period of time (eight years for grants through 1995 and ten years thereafter) at the fair market value on the date of grant. A stock incentive right is the right to receive shares of common stock of the Company conditioned on continued employment throughout a specified period (typically four years). The Committee decided not to award SIRs in 2000 and instead awarded stock options to those executives who previously received SIRs. This change is intended to place heavier emphasis on long-term stock price growth.

     The Committee decides whether to grant individual long-term stock awards and determines the amount of the awards. Long-term stock awards are based on the grade level of the executive, after an annual examination of the competitive marketplace. As is the case with annual bonuses, the Committee relies in large part on the recommendations of senior management as to the appropriate level of individual awards to lower level executives. Awards are based on past and expected performance as subjectively evaluated by management in making recommendations and by the Committee in approving them. Executives who can more directly influence the overall performance of the Company are the principal recipients of long-term awards.

     The following chart shows the number of stock options awarded to the five highest paid officers of the Company. Mr. McCorkindale was promoted to chief executive officer of the Company on June 1, 2000.

                       NAME                          1999 OPTIONS   2000 OPTIONS
                       ----                          ------------   ------------
John J. Curley.....................................    275,000         -0-
Douglas H. McCorkindale............................    225,000        346,000
Gary L. Watson.....................................     84,000        110,000
Cecil L. Walker....................................     68,000         91,000
Larry F. Miller....................................     55,000         81,000

GANNETT 2001 OMNIBUS INCENTIVE PLAN

     The Committee reviewed and approved the new 2001 Omnibus Incentive Compensation Plan being submitted to shareholders for approval. The Committee believes that the new plan is consistent with the strategy and overall objectives of Gannett's executive compensation program, and that it will enable Gannett to attract and retain a highly qualified management team.

CHIEF EXECUTIVE OFFICER COMPENSATION

     As noted above, on June 1, 2000, Mr. Curley relinquished the chief executive officer position and Mr. McCorkindale was elected Chief Executive Officer, as well as Vice Chairman and President. Mr. Curley continued as the Company's Chairman until January 31, 2001, and Mr. McCorkindale became Chairman on February 1, 2001.

     In determining the compensation of Mr. Curley and Mr. McCorkindale for 2000, the Committee reviewed the performance of the Company and its earnings per share, return on assets, return on equity, operating cash flow, operating income as a percent of sales, stock price, and market value. For the 2000 fiscal year, diluted earnings per share from continuing operations were $3.63, an increase of 15% over 1999 results of $3.15 (which excludes a net non-operating gain of $.11 principally from the Company's exchange of television stations in that year). Operating income from continuing operations as a percent of sales was 30.7% in 1999 and 29.2% in 2000. In addition, the Company completed substantial acquisitions during 2000 which the Company believes will position it for future growth. Despite achieving record earnings and revenues for the ninth consecutive year, the Company's stock price, excluding dividends, decreased 22.7%, from $81.56 to $63.06. The stock price of the Company's peer group, consisting of the S&P Publishing/Newspaper Index and the S&P Publishing Index, excluding dividends, decreased 15.0%. Cumulatively, over the last five years, excluding dividends, the Company's stock price increased 105.5%, and the peer group increased 110.7%. Each of these factors was subjectively evaluated by the Committee members when determining chief executive officer compensation without giving particular weight to any one or more factors. Despite the stock price decrease in 2000 due to the overall market downturn, the Company achieved record earnings and revenue levels. The Committee considered these and other factors when determining chief executive officer incentive compensation for 2000.

     Mr. McCorkindale's compensation, and that of Mr. Curley when he served as the Company's Chief Executive Officer, was above the median for the chief executive officers surveyed. The Committee determined that the level of Mr. Curley's and Mr. McCorkindale's compensation was appropriate given their performance, the Company's size and performance, and the industries in which it operates. As a general matter, media industry companies, particularly broadcasting companies, tend to compensate executives at a higher level than industrial or commercial enterprises. In particular, the Committee noted that the Company's revenues are significantly larger than that of its competitors listed on page 11 and that 2000 was another year of record revenues and earnings for the Company. Mr. Curley's and Mr. McCorkindale's bonus and salary reflect these results.

     Mr. Curley received no stock option grants in 2000. In recognition of Mr. McCorkindale's superior performance, his promotion to Chief Executive Officer and consistent with the Committee's goal of increasing the ownership of Gannett Common Stock by key officers as discussed above, the Committee awarded Mr. McCorkindale 346,000 stock options in 2000. It is the Committee's view that the award of these stock options is an effective way of continuing to tie Mr. McCorkindale's financial interests to those of the Company's shareholders, since the value of these stock options is directly linked to increases in shareholder value.

     As discussed on page 14, the Committee negotiated a renewal of Mr. McCorkindale's employment contract in 2000, and the renewed contract became effective on January 1, 2001. During the term of his new contract, Mr. McCorkindale will receive an annual salary of $1.6 million or such greater amount as the Board of Directors determines and an annual bonus at the discretion of the Board. Gannett has changed dramatically during the past 24 months -- a 21% increase in revenues, an increase from 75 daily and 256 non-daily newspapers to 114 daily and 618 non-daily newspapers, a 25% increase in daily newspaper circulation from 6.7 million to 8.4 million, and the completion of $6.3 billion of major strategic acquisitions. All of these changes combine to present Gannett with significant competitive challenges that will require its chief executive officer to develop and implement new and creative strategies to continue moving the Company forward. In recognition of Mr. McCorkindale's promotion to Chairman, President and Chief Executive Officer and the new challenges facing the Company, the Committee decided it was appropriate to increase Mr. McCorkindale's compensation so that it is commensurate with these challenges.

                                            Executive Compensation Committee

                                            James A. Johnson, Chair
                                            Samuel J. Palmisano
                                            Karen Hastie Williams

                        COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the performance of the Company's Common Stock during the period December 31, 1995 to December 31, 2000 with the S&P 500 Index and a "peer group" combining the companies on the S&P Publishing/Newspaper Index (Dow Jones & Co., Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company and Tribune Company) and on the S&P Publishing Index (The McGraw-Hill Companies, Inc. and Meredith Corporation).

     The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S&P Publishing/Newspaper Index and the S&P Publishing Index also are weighted by market capitalization.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index, and the peer group at closing prices on December 31, 1995. It assumes that dividends were reinvested quarterly with respect to the Company's Common Stock, daily with respect to the S&P 500 Index and monthly with respect to the S&P Publishing/Newspaper Index and the S&P Publishing Index.

[line graph]

                                                    GANNETT CO., INC.             S&P 500 INDEX                PEER GROUP
                                                    -----------------             -------------                ----------
Dec 1995                                                 100.00                      100.00                      100.00
Dec 1996                                                 124.46                      122.96                      117.85
Dec 1997                                                 208.48                      163.98                      186.14
Dec 1998                                                 220.20                      210.85                      201.64
Dec 1999                                                 281.69                      255.21                      265.94
Dec 2000                                                 220.89                      231.98                      229.23

                           SUMMARY COMPENSATION TABLE

     The following table summarizes compensation paid to the CEO and the four other most highly compensated executive officers of the Company for services rendered to the Company over the past three fiscal years.

                                                                                             LONG-
                                                                                              TERM
                                                                                            COMPEN-
                                                                                             SATION
                                                          ANNUAL COMPENSATION              AWARDS(3)
                                                ----------------------------------------   ----------
                                                                                 OTHER
                                                                                ANNUAL     SECURITIES   ALL OTHER
                                                                                COMPEN-    UNDERLYING    COMPEN-
                   NAME AND                             SALARY     BONUS(1)    SATION(2)    OPTIONS     SATION(4)
              PRINCIPAL POSITION                YEAR      ($)         ($)         ($)         (#)          ($)
              ------------------                ----   ---------   ---------   ---------   ----------   ---------
John J. Curley................................  2000   1,100,000   2,000,000      4,800           0      85,300
(Former Chairman and CEO)                       1999   1,000,000   2,000,000      4,800     275,000      97,928
                                                1998     900,000   1,500,000      6,866     225,000      92,408
Douglas H. McCorkindale.......................  2000   1,058,000   2,000,000      7,731     346,000      78,268
(Chairman, President and CEO)                   1999     900,000   1,725,000      8,608     225,000      70,974
                                                1998     800,000   1,425,000     12,883     175,000      60,768
Gary L. Watson................................  2000     585,000     625,000      4,800     110,000      39,900
(President/Newspaper Division)                  1999     560,000     550,000      4,800      84,000      36,709
                                                1998     525,000     475,000      8,557      82,500      34,628
Cecil L. Walker...............................  2000     500,000     530,000      4,800      91,000      44,500
(President/Broadcasting Division)               1999     475,000     475,000      5,187      68,000      41,245
                                                1998     440,000     420,000      4,800      49,500      35,973
Larry F. Miller...............................  2000     495,000     500,000      4,800      81,000      33,300
(Executive Vice President and CFO)              1999     450,000     405,000      5,826      55,000      29,482
                                                1998     400,000     340,000      4,800      49,500      26,307

---------------

(1) Bonus awards may be in the form of cash or shares of Gannett Common Stock. Bonuses to executive officers were paid 25% in Gannett Common Stock and 75% in cash, both of which could be deferred.

(2) This column includes amounts paid by the Company under the Medical Reimbursement Plan and amounts paid in cash to reimburse the five named officers for the tax impact of certain perquisites.

(3) Under the Company's 1978 Executive Long-Term Incentive Plan, stock awards in the form of stock options, performance bonus units, and option surrender rights may be granted to key members of management who are in a position to make a substantial contribution to the long-term success of the Company.

(4) This column includes the annual premiums paid by the Company on life insurance policies which are individually owned by the five named officers, as follows: Mr. Curley--$80,500; Mr. McCorkindale--$73,468; Mr. Watson--$35,100; Mr. Walker--$39,700; and Mr. Miller--$28,500. The column also includes a matching contribution of $4,800 in Gannett Common Stock received by each of the five named officers under the Company's 401(k) plan.

                               OPTION GRANT TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                               --------------------------------------------------------------
                                          NUMBER OF
                                          SECURITIES     % OF TOTAL
                                          UNDERLYING      OPTIONS       EXERCISE
                                           OPTIONS       GRANTED TO     OR BASE
                                GRANT      GRANTED       EMPLOYEES       PRICE     EXPIRATION      GRANT DATE
            NAME                 DATE        (#)       IN FISCAL YEAR    ($/SH)       DATE      PRESENT VALUE ($)
            ----                -----     ----------   --------------   --------   ----------   -----------------
John J. Curley...............        --         --          0.00%            --           --               --
Douglas H. McCorkindale......  05/02/00     50,000          0.89%        $62.56     12/07/09       $1,252,000
                               07/24/00    131,000          2.32%        $56.25     07/24/10       $2,701,220
                               12/05/00    165,000          2.92%        $54.31     12/05/10       $3,169,650
Gary L. Watson...............  07/24/00     47,000          0.83%        $56.25     07/24/10       $  969,140
                               12/05/00     63,000          1.12%        $54.31     12/05/10       $1,210,230
Cecil L. Walker..............  07/24/00     39,000          0.69%        $56.25     07/24/10       $  804,180
                               12/05/00     52,000          0.92%        $54.31     12/05/10       $  998,920
Larry F. Miller..............  07/24/00     29,000          0.51%        $56.25     07/24/10       $  597,980
                               12/05/00     52,000          0.92%        $54.31     12/05/10       $  998,920

     This table shows stock options awarded to the five named officers in 2000. The stock options granted on July 24, 2000 and December 5, 2000 are exercisable with respect to 25% of the covered shares on each of the first four anniversaries of the grant date. The stock option granted on May 2, 2000 is exercisable with respect to 25% of the covered shares on each of December 7, 2000, December 7, 2001, December 7, 2002 and December 7, 2003. Executive officers may transfer stock options to family members. For each stock option granted last year, an option surrender right ("OSR") was granted in tandem. In the event of a change in control of the Company, the holder of an OSR has the right to receive the difference between the exercise price of the accompanying stock option and the fair market value of the underlying stock at that time. Upon the exercise of an OSR or a stock option, the accompanying stock option or OSR is automatically cancelled.

     "Grant Date Present Value" has been calculated using the Black-Scholes model of option valuation. The assumptions used in calculating these values for options granted on May 2, 2000 are: a dividend yield of 1.38%, expected volatility of 22.31%, a risk-free interest rate of 6.34% and a 7-year expected life. The assumptions used in calculating these values for options granted on July 24, 2000 are: a dividend yield of 1.26%, expected volatility of 26.56%, a risk-free interest rate of 6.16%, and a 7-year expected life; and the assumptions used in calculating these values for options granted on December 5, 2000 are: a dividend yield of 1.2%, expected volatility of 27.25%, a risk-free interest rate of 5.41% and a 7-year expected life. The calculated value of the options on the grant date was determined to be $25.04 per option for options granted on May 2, 2000, $20.62 per option for options granted on July 24, 2000 and $19.21 per option for options granted on December 5, 2000.

     On December 31, 2000, 11,721,088 shares of Gannett common stock were available for grants under the 1978 Executive Long-Term Incentive Plan. At that time, there were 17,181,923 options outstanding with a weighted average exercise price of $54.19. The expiration dates range from December 14, 2001 to December 5, 2010.

                               STOCK OPTION TABLE

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FY-END                 AT FY-END
                         SHARES                                (#)                           ($)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
        NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   -----------   -------------
John J. Curley.......    200,000     $5,814,500     1,338,750       361,250      $34,096,950    $  151,300
Douglas H.
  McCorkindale.......    150,000     $4,284,375     1,091,250       624,750      $27,448,569    $2,479,116
Gary L. Watson.......          0     $        0       329,110       228,150      $ 7,227,369    $  920,804
Cecil L. Walker......      5,000     $  192,500       133,065       175,175      $ 1,865,766    $  750,583
Larry F. Miller......          0     $        0        74,795       156,500      $   301,675    $  686,310

EMPLOYMENT CONTRACTS, RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

     As noted above, John J. Curley relinquished the CEO position on June 1, 2000 and retired as Chairman of the Board effective January 31, 2001. In 2000 the Company had a contract with Mr. Curley that provided for his employment as Chairman, President and Chief Executive Officer, or in such other senior executive position as was mutually agreed upon, until January 1, 2004 (his normal retirement date). During his employment pursuant to this contract, Mr. Curley received an annual salary of $800,000 or such greater amount as the Board of Directors determined and an annual bonus at the discretion of the Board of Directors. If Mr. Curley's employment was terminated by the Company without cause, he would have been entitled to receive his salary for the balance of the term, subject to certain conditions. The contract also allowed him to terminate his employment if there had been a change in control of the Company, as defined in the contract. If within two years after a change in control he terminated his employment or if his employment had been terminated by the Company without cause, he would have been entitled to: (i) continued payment of his salary and bonus; (ii) continued insurance and similar benefits; (iii) a supplemental retirement benefit to make up the difference between his actual payments under the Company's retirement plans and the payments that would have been made under the plans if he had remained an employee through the contract term; (iv) to the extent allowed under the 1978 Executive Long-Term Incentive Plan or other plans, he also would have been entitled immediately to exercise in full, or receive the value of, all stock options under those plans; and (v) a "gross-up" payment for taxes payable by Mr. Curley as a result of all these benefits. The post-employment benefits and payments described in this paragraph are in addition to Mr. Curley's benefits under the Gannett Retirement Plan and Gannett Supplemental Retirement Plan. During his retirement, Mr. Curley will continue to represent Gannett on the Board of the Associated Press and in activities of the Newspaper Association of America. Mr. Curley also will continue to receive certain benefits he received as the chief executive officer of the Company, including the use of a car, country club membership, life insurance coverage, financial planning and legal services and other similar benefits.

     In 2000, the Company and Mr. McCorkindale renegotiated his employment contract, following his promotion to Chairman, President and Chief Executive Officer. The new contract became effective on January 1, 2001, with a term that continues until July 1, 2004 (his normal retirement date), and thereafter from year to year until either the Board or Mr. McCorkindale terminates it on 90 days notice before the end of any term. During his employment, he will receive an annual salary of $1.6 million or such greater amount as the Board of Directors determines and an annual bonus at the discretion of the Board of Directors. The contract also provides for various executive perquisites prior to and following his retirement, consistent with those received by prior chief executive officers of the Company. Gannett may terminate the contract upon death, illness, disability or for "good cause", as defined in the contract. If the contract is terminated due to death, illness or disability, Mr. McCorkindale or his estate will be entitled to receive the present value of his projected salary and bonuses, plus the value of all fringe benefits, for the balance of the term. Mr. McCorkindale has the right to terminate his employment for "good reason" as defined in the contract. If Mr. McCorkindale terminates the contract for good reason, or if Gannett terminates his employment in any way that constitutes a breach of the contract, he will receive a payment equal to the greater of (1) his total compensation in the year preceding the year of termination (comprised of salary, bonuses and the value of fringe benefits and deferred compensation) or (2) the present value of his projected salary, bonuses and the deemed value of fringe benefits for the balance of the term of the contract. Mr. McCorkindale also will have his benefits under any non-qualified supplemental retirement plan calculated by assuming his termination date were the normal expiration date of the contract and by taking into account the full service and compensation that he would have had if he had continued to work until the expiration of the contract. If Mr. McCorkindale remains in Gannett's employ to or beyond July 1, 2004, then upon the expiration of the contract Gannett has agreed to retain him as a consultant for a period of five years. Mr. McCorkindale also would receive benefits under the Gannett Retirement Plan and Gannett Supplemental Retirement Plan.

     In the event of a change in control of Gannett, as defined in his contract, Mr. McCorkindale will receive a lump sum cash payment equal to four times his total annual compensation paid in the calendar year immediately preceding the change in control. To the extent permitted under the applicable plan, all of his incentive pay, stock options and any other contingent executive compensation will be treated as if all targets were achieved on the date of the change in control and as if all otherwise unvested benefits became fully vested on such date. He also will receive continued credit toward retirement benefits as in the case of wrongful termination of the contract. The tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control if those payments have a present value of more than three times the employee's average annual compensation for the last five years and are made under an agreement like the employment agreements described in this Proxy Statement. Further, if this rule disallows an income tax deduction for any portion of these change in control payments to Mr. McCorkindale, the amount of the disallowance will increase the portion of his annual compensation that would be nondeductible under Section 162(m) of the Internal Revenue Code. Mr. McCorkindale also is entitled to receive payment of an amount sufficient to make him whole for any excise tax imposed on any severance payment under Section 4999 of the Internal Revenue Code of 1986.

     The Company has a Transitional Compensation Plan that provides certain payments to key executives of the Company and its subsidiaries who are terminated without cause within two years after a change in control. All executive officers included in the Compensation Tables are covered by the Transitional Compensation Plan. Participants who choose to leave their employment within 30 days after the first anniversary of the change in control also qualify for payments under the Transitional Compensation Plan. A participant entitled to compensation will receive (i) all payments and benefits earned through the date of termination; (ii) a severance payment of two to three years' salary and bonus compensation, depending on length of service; (iii) life insurance and medical benefits for the same period; and (iv) extra retirement plan benefits as though employment had continued for such two-to-three-year period. Participants also are entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the severance payment under Section 4999 of the Internal Revenue Code. If there is a change in control of the Company, as defined in the Transitional Compensation Plan, options become exercisable in full and stock incentive rights become payable. In addition, the 1978 Executive Long-Term Incentive Plan provides for option surrender rights to be granted in tandem with stock options. In the event of a change in control, option surrender rights permit the employee to receive a payment equal to the spread between the option exercise price and the highest price paid for Company shares in connection with the change in control. If option surrender rights are exercised, the related options are canceled. To avoid double payments upon a change in control, any compensation and benefits received by

Mr. McCorkindale under the terms of the Transitional Compensation Plan will be reduced (but not below zero) by any compensation and benefits received by him under the terms of his employment contract.

PENSION PLANS

     The Company's executive officers participate in the Gannett Retirement Plan, a defined benefit pension plan which is qualified under Section 401 of the Internal Revenue Code, and the Gannett Supplemental Retirement Plan, an unfunded, nonqualified plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (during the executive officer's five highest consecutive years). The Internal Revenue Code places limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable above those limitations will be paid under the Gannett Supplemental Retirement Plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under these two retirement plans to the individuals named in the above Summary Compensation Table in specified compensation and years-of-service classifications (subject to a reduction equal to 50% of the Social Security Primary Insurance Amount payable).

        FINAL            15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
       AVERAGE          OF CREDITED   OF CREDITED   OF CREDITED   OF CREDITED   OF CREDITED
      EARNINGS            SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
      --------          -----------   -----------   -----------   -----------   -----------
        700,000           210,000        280,000       350,000       374,500       399,000
        800,000           240,000        320,000       400,000       428,000       456,000
        900,000           270,000        360,000       450,000       481,500       513,000
      1,000,000           300,000        400,000       500,000       535,000       570,000
      1,500,000           450,000        600,000       750,000       802,500       855,000
      2,000,000           600,000        800,000     1,000,000     1,070,000     1,140,000
      2,500,000           750,000      1,000,000     1,250,000     1,330,000     1,415,000
      3,000,000           900,000      1,200,000     1,500,000     1,600,000     1,700,000

     Final Average Earnings includes salaries and bonuses shown on page 12. The credited years of service as of the end of the last fiscal year for the five executive officers named in the Compensation Tables are as follows: Mr. Curley--31, Mr. McCorkindale--29, Mr. Watson--31, Mr. Walker--28, and Mr. Miller--39.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is responsible for reviewing Gannett's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors (see Appendix
A).

     The Audit Committee members are Karen Hastie Williams, Chair, H. Jesse Arnelle, and Samuel J. Palmisano, who are all independent outside directors. Under New York Stock Exchange rules, a director who is an executive officer of an organization that has a business relationship with the Company may serve on the Audit Committee if the Board of Directors determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. Mr. Palmisano, who serves on the Audit Committee, is President and Chief Operating Officer of IBM. IBM is an information technology vendor of Gannett. The Board of Directors has determined that Gannett's relationship with IBM has not interfered and will not interfere with Mr. Palmisano's exercise of independent judgment in his capacity as a member of the Audit Committee because purchases of IBM products and services are pursuant to arm's-length negotiations between Gannett and IBM and would not involve Mr. Palmisano.

     The Audit Committee has received from PricewaterhouseCoopers ("PwC") written disclosures regarding its independence as set forth in Independence Standards Board Standard No. 1, including a detailed statement of the relationships between PwC and the Company that might bear on PwC's independence, and has discussed with PwC its independence. The Audit Committee has considered whether the provision of information technology services or other non-audit services by PwC is compatible with maintaining PwC's independence. PwC believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the Securities and Exchange Commission. The Audit Committee concurs. The Audit Committee also has discussed with PwC the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90, including the selection of and changes in the Company's significant accounting policies, the basis for management's accounting estimates, the auditors' conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements. The Audit Committee has reviewed and discussed the Company's audited financial statements with the internal auditors, PwC and management. The Audit Committee also recommended the appointment, subject to shareholder approval, of PwC as the Company's independent auditors for the 2001 fiscal year, and the Board concurred in such recommendation.

     Fees billed to the Company by PwC in fiscal year 2000:

        Audit fees.--$1,135,150

        Financial Information Systems Design and Implementation fees.--None

        All Other fees.--$1,152,180

     In connection with its activities, the Audit Committee has advised the Board as follows:

     The Audit Committee met with management, the Company's internal auditors and representatives of PwC in connection with its review of the Company's audited financial statements for the year ended December 31, 2000. Based on such review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Form 10-K and the Board has done so.

                                            The Audit Committee of the Board:
                                            Karen Hastie Williams
                                            H. Jesse Arnelle
                                            Samuel J. Palmisano

                  PROPOSAL 2--ELECTION OF INDEPENDENT AUDITORS

     The Company's independent auditors are PricewaterhouseCoopers, independent accountants. At the Annual Meeting, the shareholders will vote on a proposal to elect independent auditors for the Company's fiscal year ending December 30, 2001. The Audit Committee of the Board has recommended that PricewaterhouseCoopers be re-elected as independent auditors for 2001. The Board unanimously recommends that shareholders vote FOR this proposal. Proxies solicited by the Board will be voted FOR PricewaterhouseCoopers unless otherwise indicated. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

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

              PROPOSAL 3--2001 OMNIBUS INCENTIVE COMPENSATION PLAN

INTRODUCTION.

     Executive incentive plans are, as the name implies, designed to attract and retain a top-notch management team and board of directors and motivate them to achieve a company's business goals. Virtually every American corporation of any size has such a plan.

     Before we get into the information the lawyers make us include, let us tell you in this section, in plain English, why the Board of Directors believes a new executive incentive plan is a good thing.

     Times have changed in the past 30 years. That's pretty obvious. The tax laws have changed, and Gannett has changed.

     In 1968 -- more than three decades ago -- Lyndon Johnson was President. The war in Vietnam was in full swing. And Gannett's shareholders adopted the 1968 Executive Incentive Bonus Plan (the "1968 Plan"). The 1968 Plan provides for annual cash bonuses for executives who earn them. While the 1968 Plan has served the Company's interests well in motivating executives to achieve top-notch performance, it has not kept pace with changes in the tax laws.

     In 1978 -- more than two decades ago -- Jimmy Carter was President. The Dow Jones average was 805. And Gannett's shareholders adopted the 1978 Long Term Incentive Plan (the "1978 Plan"), under which stock options and other long-term grants have been made. Though the 1978 Plan has served as the Company's long term incentive plan throughout that period, it is now something of a patchwork -- it has been amended 11 times in the past twenty years -- and it is out of date in many respects.

     In addition, Gannett has grown rapidly in recent years due to major acquisitions of newspaper companies in the United States and the United Kingdom. Two years ago Gannett operated 75 daily newspapers and 21 television stations, its annual revenues were roughly $5.1 billion, and it had 39,400 employees. Now, the Company operates 114 daily newspapers and 22 television stations, its 2000 annual revenues were $6.2 billion, and it has over 53,400 employees. That represents a 52% increase in newspapers, a 21% increase in annual revenues, and a 36% increase in employees. There no longer are enough shares reserved for future grants to match the incentive requirements this growth entails.

     The Gannett Board of Directors believes it is time to adopt a unified plan that reflects modern incentive compensation practices and fits the increased size of the Company. The Board has approved a new executive compensation plan to replace the 1968 Plan and the 1978 Plan. The new plan, called the 2001 Omnibus Incentive Compensation Plan ("Omnibus Incentive Plan"), is subject to shareholder approval and the Board of Directors unanimously recommends that shareholders approve it.

     Obviously, with a thirty-three year old bonus plan, and a twenty-three year old long-term incentive plan, Gannett does not rush willy nilly into adopting new executive compensation programs. With the advice of Hewitt Associates, Gannett's outside compensation consultants, that plans like the proposed Omnibus Incentive Plan are common today, the Board has decided to keep pace with modern incentive practice and propose it to shareholders.

     One thing the Board particularly likes about the Omnibus Incentive Plan is that it is more flexible and would allow the Board to more closely tailor compensation to specific areas of business performance the Board wants to achieve. These "performance based awards" can be a big help in motivating executives to achieve very specific objectives, which is one reason omnibus plans are commonplace today.

     Another modern practice that the new plan would add is director participation in awards. Although, according to The Conference Board's recent Board of Directors Compensation Survey, 74% of major corporations pay their directors in part with stock options, the 1978 Plan does not allow it. Director stock compensation has become pervasive -- and is popular with shareholders -- because increasing a director's equity interest in a company's stock aligns his or her financial interests more closely with other shareholders. This is discussed in more detail below.

     As we said, the Company has been fortunate to be able to acquire some very fine and profitable companies, but its significant growth in employees has meant that the pool of shares available for incentive stock awards no longer is enough for Gannett's needs. So the Omnibus Incentive Plan includes a modest addition in the stock reserved for future incentive grants, from 11.7 million shares to 12 million shares. Based on our present annual award practice, we estimate that this reserve will last only about two years and we will be returning to ask for shareholder approval of additional shares at the 2003 annual meeting.

     The Omnibus Incentive Plan would replace the 1968 Plan and provide for annual cash bonuses. The 1968 Plan has never been updated to meet the requirements of Internal Revenue Code Section 162(m) -- which provides that compensation over $1 million for the five highest paid executives will not be deductible unless the compensation is "performance based". Although the wisdom of Section 162(m) is itself questionable in our view, under the 1968 Plan valuable tax deductions have been lost in recent years. The Omnibus Incentive Plan would fix that and save the Company and its shareholders money. More on that below, too.

     You should note that the 1978 Plan already has many of the features of the proposed Omnibus Incentive Plan. Both plans provide for stock options, restricted stock, performance units, and stock appreciation rights. The proposed Omnibus Incentive Plan still would be administered by the Board's Executive Compensation Committee (the "Committee"), a committee of outside directors. One difference is that the limit on stock option awards that may be made in a given year to an executive would increase from 350,000 to 1,000,000 shares. Hewitt Associates has recommended that a 5 million share maximum would be more consistent with modern practice, but the Board believes a 1 million-share ceiling would be sufficient. Mr. McCorkindale received grants of 346,000 stock options in 2000 -- only 4,000 short of the current ceiling. That leaves little room for the future. We are also including limits on other types of awards, such as restricted stock awards, which are not imposed under the 1978 Plan.

     In addition to these specifics, the discussion below describes other changes the Omnibus Incentive Plan would make.

     If the shareholders approve the proposed Omnibus Incentive Plan, it will become effective as of January 1, 2001.

     Shareholders are always interested in the amount of "dilution" that executive incentive plans might bring to shares already held by the public. The 300,000 share increase, with the new 12 million share total, when added to the approximately 17,000,000 stock awards already granted and unexercised, would total about 10.8% of Gannett's outstanding stock, or 9.72% if calculated on a fully diluted basis. We believe this is well within acceptable norms for such plans at major corporations. The Omnibus Incentive Plan contains features that the Board of Directors believes are consistent with shareholder protection and sound corporate governance practices. See the section below called "Shareholder Protection and Corporate Governance Practices."

     We appreciate our shareholders giving this proposal their independent thought.

     And now it's the lawyers' turn --

A. SUMMARY OF THE OMNIBUS INCENTIVE PLAN.

     The following summary description of the Omnibus Incentive Plan is qualified in its entirety by reference to the full text of the Omnibus Incentive Plan, which is attached to this proxy statement as Appendix B. The parenthetical article and section references that follow refer to articles and sections of the Omnibus Incentive Plan that relate to this summary. The Omnibus Incentive Plan will (1) increase by approximately 300,000 the number of shares of common stock that could otherwise be issued under the 1978 Plan; (2) raise the annual limit on the number of stock options that may be granted to a participant under the existing plans from 350,000 to 1,000,000; (3) permit the grant of awards to directors of Gannett; and (4) permit certain awards granted under the plan to qualify as "performance-based" compensation (i.e. tax deductible), as described below.

     Eligibility. Awards may be granted to employees of Gannett, its subsidiaries and affiliates, and directors of Gannett. The Committee will decide who should receive awards and what kind they should receive. The Omnibus Incentive Plan does not limit the number of employees and affiliates who may receive awards. (Sections 5.1 and 5.2)

     Number of Shares. The Omnibus Incentive Plan provides for the issuance of up to 12 million shares of Company common stock for awards granted on or after May 8, 2001, the date of the annual shareholders meeting. This is approximately 300,000 shares more than the 11,700,000 shares already approved by shareholders and available for issuance for new awards under the 1978 Plan. The 11,700,000 shares will essentially be transferred to the Omnibus Incentive Plan and are included in the 12 million shares available for issuance under the Omnibus Incentive Plan. If shareholders approve the Omnibus Incentive Plan, no additional awards will be made under the 1978 Plan or the 1968 Plan.

     The common stock issued may be authorized but unissued shares or treasury shares. (Section 4.1) Although new awards may be made using forfeited shares or shares from lapsed awards, shares tendered to exercise an award, shares withheld for taxes in connection with an award and shares which are settled in cash, the number of shares of Gannett common stock issued under the Omnibus Incentive Plan will not exceed 12 million. In addition, the Omnibus Incentive Plan limits to 1,500,000 the number of shares of common stock that may be issued for awards, other than stock options and SARs. (Section 4.1)

     Types of Awards. The Committee may grant the following types of awards under the Omnibus Incentive Plan: stock options; stock appreciation rights; restricted stock; and other equity-based and cash-based awards. (Article 4)

     Stock Options. This type of award is already available under the 1978 Plan. A stock option is the right to purchase one or more shares of common stock at a specified price, as determined by the Committee. The Committee may grant non-qualified stock options and incentive stock options. (Article 6) A stock option is exercisable at such times and subject to such terms and conditions as the Committee determines. No more than one million shares of common stock subject to stock options may be granted to any participant in a fiscal year. (Section 4.1(a)) The 1978 Plan and the Omnibus Incentive Plan both provide that the exercise price of a stock option shall not be less than 100% of the fair market value of a share of common stock on the date that the option is granted. (Section 6.3)

     Stock Appreciation Rights. A type of stock appreciation right, called an alternate appreciation right, is available under the 1978 Plan. A stock appreciation right ("SAR") is a right to receive an amount in any combination of cash or common stock (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the SAR for such shares. SARs may be granted in tandem with related options or freestanding. The exercise price of an SAR granted in tandem with an option will be equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by such option upon surrender of the right to exercise the equivalent portion of the related option. The exercise price of a freestanding SAR will be equal to the fair market value of a share of common stock on the date the SAR is granted. No more than one million shares of common stock may be granted in the form of SARs to any participant in a fiscal year. (Section 4.1(b))

     Restricted Stock. This type of award is already available under the 1978 Plan, although the Omnibus Incentive Plan would allow restrictions other than simply a minimum holding period, as is now the case. Restricted stock is an award of common stock that is subject to restrictions and such other terms and conditions as the Committee determines. The Omnibus Incentive Plan severely restricts the number of shares that can be granted as Restricted Stock. Under the 1978 Plan there is no limit. Under the Omnibus Incentive Plan, no more than five hundred thousand restricted shares may be granted to any participant in a fiscal year. (Section 4.1(c))

     Performance Units/Shares and Cash-Based Awards. The 1978 Plan already provides for "performance bonus units", but these awards do not meet the requirements of Section 162(m). The Omnibus Incentive Plan is submitted to shareholders for approval so that certain awards granted under the new plan may qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits to $1 million the annual corporate federal income tax deduction for "non-performance-based" compensation paid to the chief executive officer or any of the four other highest paid officers of a publicly-held corporation. The 1968 Plan was not structured so as to protect these tax deductions. The Omnibus Incentive Plan is.

     The Committee also may grant other types of awards that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of the Company's common stock or other criteria established by the Committee and the achievement of performance goals. These awards are subject to such terms and conditions as the Committee determines. (Article 9) Payment of earned performance units/shares and cash-based awards may be made in any combination of cash or shares of common stock (as determined by the Committee) that have an aggregate fair market value equal to the value of the earned awards at the close of the applicable performance period. The maximum aggregate grant of performance shares that may be awarded to any participant in any fiscal year shall not exceed the value of five hundred thousand shares of common stock. (Section 4.1(d)) The maximum aggregate amount of performance units or cash-based awards that may be awarded to any participant in any fiscal year shall not exceed $10,000,000.

     Performance Measures. The Omnibus Incentive Plan lists the performance measures the Committee may use to make performance-based awards under Section 162(m). These performance measures include (1) financial measures, such as earnings per share; net income (before or after taxes); net income from continuing operations; return on equity, assets, capital or investment; cash flows, including operating cash flow, and free cash flow; internal rates of return; dividends paid; gross revenues; and gross margins; and (2) operating measures, such as growth in circulation, television ratings and advertising lineage. The performance measures may be determined by reference to (1) the performance of Gannett, one or more of its subsidiaries, or a division or unit of Gannett or one or more of its subsidiaries; or (2) comparisons of any of the performance measures relative to other companies. (Article 10)

     Administration. The Omnibus Incentive Plan will be administered by the Executive Compensation Committee or another committee of the Board of Directors designated by the Board of Directors. Subject to the terms of the Omnibus Incentive Plan, the Committee may grant awards under the Omnibus Incentive Plan; establish the terms and conditions of those awards; construe and interpret the Omnibus Incentive Plan and any agreement or instrument entered into under the Omnibus Incentive Plan; establish, amend or waive rules and regulations for the Omnibus Incentive Plan's administration; amend the terms and conditions of any outstanding award as provided in the

Omnibus Incentive Plan; and take all other actions it deems necessary for the proper operation or administration of the Omnibus Incentive Plan. The Committee may delegate its authority, subject to certain limitations. (Section 3.2) The Company reserves the right to impose more stringent requirements than those specified in the Omnibus Incentive Plan with respect to the administration and amendment of the plan and the grant of awards under the plan, if the Company determines that more stringent requirements are appropriate.

     Adjustments. In the event of a change in the outstanding shares of common stock due to a stock split, stock dividend, recapitalization, merger, consolidation, spin-off, reorganization, repurchase or exchange of common stock or other securities, or other corporate transaction or event, the Committee may take certain actions to prevent the dilution or enlargement of benefits under the Omnibus Incentive Plan. These actions include adjusting (1) the number of shares of common stock that may be issued under the Omnibus Incentive Plan (including the share limitations in Section 4.1); (2) the number of shares or price of shares subject to outstanding awards; and (3) the consideration to be paid upon the grant or exercise of any award. (Section 4.2)

     Change in Control. In the event of a change in control of the Company, as defined in the Omnibus Incentive Plan, (1) all outstanding options and SARs will become immediately exercisable in full, (2) all restriction periods and restrictions imposed on non-performance based restricted stock awards will lapse and (3) target payout opportunities attainable under all outstanding awards of performance-based restricted stock, performance units and performance shares will be paid on a prorated basis as specified in the Omnibus Incentive Plan. The definition of change in control used in the Omnibus Incentive Plan is the same as the definition in the 1978 Plan. The Transitional Compensation Plan will continue to govern the extent to which cash-based awards are impacted by a change in control for Transitional Compensation Plan participants. The Omnibus Incentive Plan does not provide for the grant of option surrender rights in tandem with stock options, as was the case under the 1978 Plan, and has eliminated the requirement under the 1978 Plan that awards that were accelerated as a result of a change in control could only be exercised during certain window periods. (Article 14)

     Amendment and Termination. The Committee may amend or terminate the Omnibus Incentive Plan at any time, but no such amendment or termination may adversely affect in any material way the rights of a participant with respect to an outstanding award without that participant's consent. No awards may be granted after January 1, 2011. As discussed in the next section, shareholder approval is required for certain amendments to the Omnibus Incentive Plan. (Section 16.3)

B. SHAREHOLDER PROTECTION AND CORPORATE GOVERNANCE PRACTICES.

     The Omnibus Incentive Plan contains a number of features that the Board of Directors believes are consistent with shareholder protection and sound corporate governance practices.

     Limitation on Shares Issued Other Than for Stock Options and SARs. The Omnibus Incentive Plan limits to 1,500,000 the number of shares of common stock that may be granted in the aggregate in the form of Restricted Stock, Performance Shares and/or Performance Units. (Section 4.1)

     No Discount Stock Options. The Omnibus Incentive Plan prohibits the grant of a stock option with an exercise price of less than the fair market value of the common stock on the date the stock option is granted. This restriction may not be changed without shareholder approval. (Sections 6.3 and 16.3)

     No Stock Option Repricings. The Omnibus Incentive Plan prohibits stock option repricings absent shareholder approval. This provision applies to both direct repricings -- lowering the exercise price of an outstanding stock option -- and indirect repricings -- canceling an outstanding stock option and granting a replacement stock option with a lower exercise price. (Section 16.3) Gannett has never repriced an option granted under the 1978 Plan.

     No Evergreen Provision. The Omnibus Incentive Plan does not contain an "evergreen provision" -- there is no automatic provision to replenish the 12 million shares of common stock authorized for issuance under the Omnibus Incentive Plan based on the number or percentage of shares of common stock outstanding. See "Summary of the Omnibus Incentive Plan -- Number of Shares."

C. FEDERAL INCOME TAX ASPECTS OF THE OMNIBUS INCENTIVE PLAN.

     For those of you still plowing through this narrative, the following tax summary should present a new level of challenge.

     This is a brief summary of the federal income tax aspects of awards that may be made under the Omnibus Incentive Plan based on existing U.S. federal income tax laws. This summary is not complete and does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances.

     A participant who receives a cash bonus or other cash-based award will realize ordinary income equal to the amount of the incentive award in the year of receipt, and Gannett will generally be entitled to a corresponding deduction.

     A participant who has been granted a stock option or restricted stock will not realize taxable income at the date of grant, and Gannett will not be entitled to a deduction at that time.

     A participant who exercises a non-qualified stock option will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. Gannett generally will be entitled to a corresponding deduction for federal income tax purposes.

     A participant who exercises an incentive stock option will not be subject to taxation at the time of exercise, nor will Gannett be entitled to a deduction. The difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant's alternative minimum tax. A disposition of the purchased shares after the expiration of the required holding periods will subject the participant to taxation at long-term capital gains rates in the year of disposition in an amount determined under the Internal Revenue Code, and Gannett will not be entitled to a deduction for federal income tax purposes. A disposition of the purchased shares prior to the expiration of the applicable holding periods will subject the participant to taxation at ordinary income rates in the year of disposition in an amount determined under the Internal Revenue Code, and Gannett generally will be entitled to a corresponding deduction.

     A participant holding restricted stock will, at the time the shares become no longer subject to a substantial risk of forfeiture, realize ordinary income in an amount equal to the fair market value of the shares and any cash received at such time. Gannett generally will be entitled to a corresponding deduction for federal income tax purposes.

     The federal income tax consequences of other equity-based awards will depend on the form of such awards.

     As discussed above and elsewhere in this proxy statement, Section 162(m) limits the corporate federal income tax deduction for pay to executives in certain circumstances.

D. OTHER MATTERS.

     The Committee has discretion to determine the type, terms and conditions and recipients of awards granted under the Omnibus Incentive Plan. Accordingly, it is not possible to determine the amount of the awards that will be received by any director, officer or other employee of Gannett under the Omnibus Incentive Plan, except that non-employee Directors will receive a 3,500 share grant for the 2001 fiscal year if shareholders approve the Omnibus Incentive Plan. Non-employee Directors of Gannett were not eligible to receive awards under the 1978 Plan or the 1968 Plan.

     The "Bonus" column in the Summary Compensation Table on page 12 of this proxy statement sets forth the awards paid under the 1968 Plan for fiscal 2000 to each of the named executive officers. All executive officers as a group (30 persons) received $10,568,000 under the 1968 Plan for fiscal 2000. A total of 858 other officers and employees received $18,088,050 under the 1968 Plan for that year.

     The Option Grants In Last Fiscal Year table on page 13 of this proxy statement contains information concerning the non-qualified stock option awards granted under the 1978 Plan during fiscal 2000 to each of the named executive officers. All executive officers as a group received non-qualified stock options covering 1,398,050 shares of common stock during fiscal 2000. A total of 1,853 other officers and employees received options covering 4,313,330 shares of common stock under the 1978 Plan during fiscal 2000. No awards of alternate appreciation rights, (which are similar to SARs), stock incentive rights (which are similar to restricted stock grants) or performance bonus units (which are similar to performance units/shares) were made under the 1978 Plan in fiscal 2000, except for 10,700 stock incentive rights.

     The Board of Directors adopted the Omnibus Incentive Plan subject to shareholder approval. Absent such approval: the Omnibus Incentive Plan would not become effective; no stock awards would be made under the Omnibus Incentive Plan; and the 1978 Plan and the 1968 Plan would not be amended as described in this proxy statement. The latter two plans would continue on. Prior to the date of the annual meeting, approximately 11.7 million shares of common stock were available for issuance for new awards under the 1978 Plan. On March 9, 2001, the closing price of the Company's common stock on the New York Stock Exchange was $61.17 per share.

E. BOARD RECOMMENDATION AND VOTE REQUIRED.

     The Board of Directors believes the Omnibus Incentive Plan is in the best interests of Gannett and its shareholders because the Omnibus Incentive Plan will enable Gannett to attract and retain a highly qualified management team, enhance Gannett's pay for performance practices, maximize favorable tax treatment of incentive compensation paid by the Company, and reinforce management's focus on shareholder value. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE OMNIBUS INCENTIVE PLAN, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote will be necessary to approve the Omnibus Incentive Plan, provided that the total votes cast on such proposal represent over 50% in interest of all securities entitled to vote on such proposal. Proxies solicited by the Board of Directors will be voted FOR approval of the Omnibus Incentive Plan, unless otherwise indicated. If a shareholder, present in person or by proxy, abstains from voting, the shareholder's shares will not be voted. An abstention from voting has the same legal effect as a vote "against" approval of the Omnibus Incentive Plan. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions have been given, under New York Stock Exchange Rules the broker may decide how to vote on the Omnibus Incentive Plan.

                             SHAREHOLDER PROPOSALS

     The Company has received the following shareholder proposals. The Board of Directors recommends a vote AGAINST these proposals, and your proxy will be so voted unless you specify otherwise.

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

                 PROPOSAL 4--EEO REPORTING AND AMERICAN INDIANS

     Mercy Health Services, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221, beneficial owner of 3,000 shares of Gannett Common Stock, has notified the Company that it intends to present the following proposal for consideration at the meeting. Other shareholders co-sponsoring this proposal are: Sisters of The Holy Names of Jesus & Mary, 2911 West Fort Wright Drive, Spokane, Washington 99224, beneficial owner of 3,600 shares of Gannett Common Stock; Sisters of St. Francis, 3390 Windsor Avenue, Dubuque, Iowa 52001, beneficial owner of approximately 1,800 shares of Gannett Common Stock; and the Grand Rapids Dominicans, 2025 E. Fulton Street, Grand Rapids, Michigan 49503-3895, beneficial owner of 4,600 shares of Gannett Common Stock.

     RESOLVED: The company prepare at reasonable cost a report, omitting where appropriate confidential information, that includes the following:

          1. A report shall include the EEO-1 report in the standard federal government categories according to their gender and races in each of the nine major EEOC defined job categories for the previous three years.

          2. A description of how the company is working to increase its business with female and minority suppliers and service providers.

          3. Report any federal audit, Corporate Management Review, and Letter of Compliance with corrective measures enacted to protect the company's government contracts and legal penalties.

  Statement by Shareholder in Support of the Resolution

     Equal Employment Opportunity is a key issue for many shareholders. The 1995 bipartisan Glass Ceiling Commission study explains that a positive diversity record has a positive impact on the bottom line. While women and minorities comprise 57 percent of the U.S. workforce the Commission found that they represent only 3 percent of executive management positions. By far the most vulnerable and most excluded from corporate diversity initiatives are American Indians.

     Corporations have discontinued discriminating images and names like Black Sambo and Frito Bandito while similar discriminatory images and names against American Indians, like "Redskins" and "chief wahoo," remain in use. "Redskin" originated from 1800s businessmen who coined the term from their dealing with animal skins (deerskin and bearskin) and "red" from the dried blood of the scalps of Indian men, women and children. Businesses used actual heads of Indian men, women and children or images and names to attract their customers.

     Every major American Indian organization including the National Congress of American Indians, National Indian Education Association and Society of American Indian Psychiatrists has called for an end to American Indian negative images/names.

     Workplace discrimination has created a significant burden for shareholders because of the high cost of litigation, potential loss of government contracts, and the financial consequences of a damaged corporate image resulting from discrimination complaints. For example:

          1) In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott.

          2) In 1997 Denny's reported it was still trying to win back its minority customers, dating back to the 1992 discrimination complaints against Denny's.

          3) A U.S. Patent and Trademark lawsuit by American Indians resulted in the Washington football team losing nine corporate patents because of the offensive name and images.

          4) Chicago area American Indian fireman won a 1998 discrimination case because six supervisors failed to stop offensive negative names and images about American Indians in the workplace.

          5) The Los Angeles School district, largest in the country, banned derogatory consumer products, names and images of American Indians from the school system.

     We believe negative images and names of American Indians are contrary to corporate business interests and create a negative social, educational and working environment for Indian and non-Indian people.

  Statement by the Board of Directors Against the Resolution

     Your Board of Directors believes that the Company's diversity efforts are exemplary and that the actions outlined in this proposal are unnecessary. As you may recall, this same proposal was included in the Company's proxy statement last year, and it was overwhelmingly defeated. More than 8 out of 10 shares voting on this proposal last year voted against it.

     We continue to agree with the shareholder proponent that a positive diversity record has a positive impact on a company's bottom line. The Company's efforts in achieving a diverse workforce have been recognized by, among others, Working Mother magazine by its inclusion of Gannett on its list of the 100 Best Companies for Working Mothers during all 15 years of this survey. Also, Fortune magazine has named the Company one of the 50 Best Companies for Asians, Blacks and Hispanics.

     With respect to the specific diversity-related actions recommended by the shareholder proponent:

          1. The Company continues to file annual EEO-1 reports on the gender and race of Company employees with Federal agencies.

          2. The Company, through its purchasing subsidiary, Gannett Supply Corporation, continues to encourage and monitor the efforts of the Company's operating units to use female and minority suppliers. In fact, in 2000, the Company purchased goods and services from over 21,000 female- and minority-owned suppliers.

          3. Those operating units of the Company that have contracts with the federal government are obligated to adhere to the applicable federal compliance regulations.

     In light of the foregoing, your Board believes that the actions proposed by the shareholder proponent remain unnecessary and recommends that shareholders vote against this proposal.

            PROPOSAL 5--NOMINATION OF ADDITIONAL DIRECTOR CANDIDATES

     Mr. Bartlett Naylor, 1255 N. Buchanan, Arlington, VA 22205, beneficial owner of 100 shares of Gannett Common Stock, has notified the Company that he intends to present the following proposal for consideration at the meeting.

     RESOLVED: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company's proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company's current practice with the single candidates it now proposes for each position.

  Statement by Shareholder in Support of the Resolution

     Although our company's board appreciates the importance of qualified people overseeing management, we believe that the process for electing directors can be improved.

     Our company currently nominates for election only one candidate for each board seat thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory. Even directors of near bankrupt companies enjoy re-election with 90%+ pluralities. The "real" selection comes through the nominating committee, a process too often influenced, if not controlled, by the very management the board is expected to scrutinize critically.

     Our company should offer a rational choice when shareholders elect directors. Such a process could abate the problem of a chair "choosing" his own board, that is, selecting those directors he expects will reflexively support his initiatives, and shedding those who may sometimes dissent. Such a process could create healthy and more rigorous shareholder evaluation about which specific nominees are best qualified.

     Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be "awkward" for management when it recruits candidates? Hopefully so. (Management could print a nominee's name advanced by an independent shareholder to limit such embarrassment.). The point is to remove the "final" decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

     We urge you to vote FOR this proposal.

  Statement by the Board of Directors Against the Resolution

     The Company's by-laws already permit shareholders to nominate candidates for election to the Board of Directors. This proposal calls upon the Company to adopt a procedure that would involve contested elections for each position on the Board of Directors, with the incumbent Board being prohibited from providing any meaningful guidance to shareholders in choosing between the contestants. As far as the Board is aware, no other publicly held company has adopted a procedure of this kind. For good reason.

     In the Board's judgment, the adoption of this approach would seriously impede the Board's ability to exercise its fiduciary responsibilities to all of the Company's shareholders, by restricting its ability to identify and support candidates for election to the Board. The Board currently has a Management Continuity Committee, comprised of a majority of outside directors, charged with the responsibility for soliciting recommendations for Board candidates; developing and reviewing background information; and making recommendations to the Board. This Committee reviews and makes recommendations to the Board with respect to any candidates proposed by shareholders. The Board believes this procedure best serves the interests of the Company's shareholders.

     Moreover, as a practical matter, it is difficult to understand how any board of directors would be able to identify qualified candidates of the highest caliber who would be willing to take on the burden of an election contest, without the recommendation and backing of the incumbent Board. The proposal does not suggest how these contests would be conducted, financed or regulated, but any such contests would likely entail substantial additional costs that would have to be borne by the Company, and thus indirectly by the shareholders.

     In addition, requiring that positions on the Board of Directors be contested would create risks of promoting instability, potentially depriving the Company of the benefits of accumulated experience and knowledge of the Company and its businesses and could adversely affect the Board's ability to maintain and develop diversity in its composition. In the Board's judgment, these risks make this proposal inadvisable and contrary to the interest of the Company's shareholders.

     Accordingly, your Board recommends that shareholders vote against this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on each shareholder proposal at the meeting will constitute approval of such proposal. Proxies solicited by the Board of Directors will be voted AGAINST each of the shareholder proposals unless otherwise indicated. If a shareholder, present in person or by proxy, abstains from voting, the shareholder's shares will not be voted. An abstention from voting has the same legal effect as a vote "against" a proposal. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, the shareholder's shares will not be voted with respect to the proposals and will not be counted in determining the number of shares entitled to vote on each of the proposals.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     As of March 9, 2001, the only person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Gannett Common Stock was Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109. As of December 31, 2000, Wellington Management Company, LLP exercised investment discretion over various institutional accounts that held 16,076,197 shares of Gannett Common Stock, which then constituted 6.1% of the total outstanding shares. Wellington Management Company, LLP holds shared power to dispose of all of these shares, shared power to vote 10,933,827 of these shares and no voting power with respect to the remainder of the shares.

     In February 2001, Wellington Management Company, LLP filed a report with the Securities and Exchange Commission indicating that the shares were held solely for investment purposes in the ordinary course of business and not for the purpose or effect of changing or influencing control of the Company.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

     To be eligible for inclusion in the proxy materials for the Company's 2002 Annual Meeting, shareholder proposals must be received at the Company's principal executive offices by November 23, 2001. A shareholder who wishes to present a proposal at the Company's 2002 Annual

Meeting, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company's principal executive offices by February 7, 2002.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, Georgeson Shareholder Communications, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses.

     Copies of the 2000 Annual Report have been mailed to shareholders. Additional copies may be obtained from the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234.

March 23, 2001

                                                                      APPENDIX A

                               GANNETT CO., INC.
                                AUDIT COMMITTEE
                                    CHARTER

ORGANIZATION

     The Board of Directors shall designate an Audit Committee, which shall be composed of at least three directors, all of whom have no relationship to the company that may interfere with the exercise of their independence from management and the company.

     Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

     At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

     It is the intention of the Board that its Audit Committee shall satisfy the requirements and standards set forth in the rules of the New York Stock Exchange applicable to audit committees.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the company and its shareholders relating to its oversight of management and its auditors in respect of corporate accounting, financial reporting practices, and the quality and integrity of the financial reports of the company. It is not the role of the Audit Committee to guarantee the accuracy or quality of the company's financial statements but to oversee the work of management, the independent auditors and internal auditors. In so doing, it is the responsibility of the Audit Committee to maintain regular and open communication among the directors, the independent auditors, the internal auditors, and the financial management of the company.

     The outside auditor for the company is ultimately accountable to the Board of Directors and Audit Committee of the company. The Audit Committee and Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

     The Audit Committee is responsible for obtaining from the outside auditor on a periodic basis a formal written statement delineating all relationships between the auditor and the company. The Audit Committee shall be responsible for conferring with the outside auditor with respect to any disclosed relationships or services that may affect the objectivity and independence of the outside auditor and for recommending to the Board of Directors such appropriate action as may be necessary to satisfy itself as to the independence of the outside auditor.

RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to oversee management's implementation of prudent corporate accounting and reporting policies.

     In carrying out these responsibilities, the Audit Committee will:

     - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the company and its divisions and subsidiaries.

     - Meet with the independent auditors and financial management of the company to review the scope of the proposed audit plan for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Obtain from the independent auditors a written statement detailing all relationships between the auditors and the company, discuss any such relationships with the auditors, consider whether the provision of non-audit services is compatible with maintaining the auditor's independence and, if so determined by the Audit Committee, recommend that the Board of Directors take appropriate action to satisfy itself as to the auditors' independence.

     - Review with the independent auditors, the company's internal auditor, and appropriate financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

     - Review the internal audit function of the company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

     - Receive as necessary notification of material adverse findings from internal audits and a progress report on the proposed internal audit plan, as appropriate, with explanations for changes from the original plan.

     - Review quarterly financial results with the Chairman prior to the release of the company's quarterly financial statements.

     - Review with management and the independent auditors the financial statements contained in the annual report to shareholders to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Changes in accounting principles also should be reviewed.

     - Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors receive during the course of the audit.

     - Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     - Review accounting and financial staffing and succession planning within the company as necessary.

     - Review the matters discussed at each committee meeting with the Board of Directors.

     - Investigate any matter brought to its attention within the scope of its duties to the extent and in such manner as it considers appropriate.

     - Review compliance with the company's ethics policy annually.

     - Review compliance with the company's legal compliance policy annually.

     - Recommend approval of the initial Audit Committee charter by the Board of Directors. Review the Audit Committee charter annually and include it in the company's proxy statement at least once every three years.

                                                                      APPENDIX B

           GANNETT CO, INC. 2001 OMNIBUS INCENTIVE COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, OBJECTIVES, AND DURATION

     1.1 ESTABLISHMENT OF THE PLAN. Gannett Co., Inc., a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, and Cash-Based Awards.

     Subject to approval by the Company's stockholders, the Plan shall become effective as of January 1, 2001 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

     1.2 OBJECTIVES OF THE PLAN. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company's goals and that link the personal interests of Participants to those of the Company's stockholders, to provide Participants with an incentive for excellence in individual performance, and to promote teamwork among Participants.

     The Plan is further intended to provide flexibility to the Company and its Affiliates in their ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in that success.

     1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.

     1.4 PRIOR PLANS. Effective on May 8, 2001, no further awards shall be made under the Company's 1978 Executive Long-Term Incentive Plan or the 1968 Executive Incentive Bonus Plan; provided, however, that any rights theretofore granted under either such plan shall not be affected.

ARTICLE 2. DEFINITIONS

     Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

     2.1 "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

     2.2 "AWARD" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, or Cash-Based Awards.

     2.3 "AWARD AGREEMENT" means a written or electronic agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

     2.4 "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.5 "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

     2.6 "CASH-BASED AWARD" means an Award granted to a Participant as described in Article 9 hereof.

     2.7 "CHANGE IN CONTROL" shall be deemed to have occurred under any one or more of the following conditions:

          i. if, within three years of any merger, consolidation, sale of a substantial part of Gannett's assets, or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Gannett immediately before the Transaction shall cease to constitute a majority of the Board of Directors (x) of Gannett or
     (y) of any successor to Gannett, or (z) if Gannett becomes a subsidiary of or is merged into or consolidated with another corporation, of such corporation (Gannett shall be deemed a subsidiary of such other corporation if such other corporation owns or controls, directly or indirectly, a majority of the combined voting power of the outstanding shares of the capital stock of Gannett entitled to vote generally in the election of directors ("Voting Stock"));

          ii. if, as a result of a Transaction, Gannett does not survive as an entity, or its shares are changed into the shares of another corporation;

          iii. if any "person" (as that term is used in Section 13(d) or 14(d)(2) of the Exchange Act) becomes a beneficial owner directly or indirectly of securities of Gannett representing 20% or more of the combined voting power of Gannett's Voting Stock;

          iv. if three or more persons are elected directors of Gannett despite the opposition of a majority of the directors of Gannett then in office; or

          v. upon determination by the Committee that a Change in Control has occurred, if such a person as defined in subparagraph (iii) above becomes the beneficial owner directly or indirectly of securities of Gannett representing from 12% up to 20% of the combined voting power of Gannett's Voting Stock.

     2.8 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

     2.9 "COMMITTEE" means any committee appointed by the Board to administer Awards to Employees or Directors, as specified in Article 3 hereof.

     2.10 "COMPANY" means Gannett Co., Inc., a Delaware corporation and any successor thereto as provided in Article 18 hereof.

     2.11 "COVERED EMPLOYEE" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

     2.12 "DIRECTOR" means any individual who is a member of the Board of Directors of the Company; provided, however, that any Director who is employed by the Company shall be considered an Employee under the Plan.

     2.13 "DISABILITY" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Committee, or if different, as defined in the Employee's employment contract with the Company or any of its Affiliates or Subsidiaries.

     2.14 "EFFECTIVE DATE" shall have the meaning ascribed to such term in
Section 1.1 hereof.

     2.15 "EMPLOYEE" means any employee of the Company or its Subsidiaries or Affiliates.

     2.16 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     2.17 "FAIR MARKET VALUE" as of any date and in respect of any Share means the then most recent closing price of a Share reflected in the consolidated trading tables of USA Today or any other publication selected by the Committee, provided that, if Shares shall not have been traded on the New York Stock Exchange for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of Shares shall be as determined by the Committee in such other manner as it may deem appropriate. In no event shall the fair market value of any Share be less than its par value.

     2.18 "FREESTANDING SAR" means an SAR that is granted independently of any Options, as described in Article 7 hereof.

     2.19 "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Shares granted under Article 6 hereof and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422.

     2.20 "INSIDER" shall mean an individual who is, on the relevant date, an executive officer, director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

     2.21 "NONQUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Shares granted under Article 6 hereof and that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

     2.22 "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 hereof.

     2.23 "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

     2.24 "PARTICIPANT" means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

     2.25 "PERFORMANCE-BASED EXCEPTION" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

     2.26 "PERFORMANCE SHARE" means an Award granted to a Participant, as described in Article 9 hereof.

     2.27 "PERFORMANCE UNIT" means an Award granted to a Participant, as described in Article 9 hereof.

     2.28 "PERIOD OF RESTRICTION" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, pursuant to the Restricted Stock Award Agreement, as provided in Article 8 hereof.

     2.29 "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

     2.30 "RESTRICTED STOCK" means an Award granted to a Participant pursuant to
Article 8 hereof.

     2.31 "RETIREMENT" means any retirement recognized under the Gannett Retirement Plan or any successor plan thereto.

     2.32 "SHARES" means the Company's common stock, par value $1.00 per share.

     2.33 "STOCK APPRECIATION RIGHT" or "SAR" means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 hereof.

     2.34 "SUBSIDIARY" means any corporation, partnership, joint venture, or other entity in which the Company has a majority voting interest.

     2.35 "TANDEM SAR" means an SAR that is granted in connection with a related Option pursuant to Article 7 hereof, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

ARTICLE 3. ADMINISTRATION

     3.1 GENERAL. Subject to the terms and conditions of the Plan, the Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall have the authority to delegate administrative duties to officers of the Company.

     3.2 AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that it deems necessary or advisable for the administration of the Plan. As permitted by law and the terms of the Plan, the Committee may delegate its authority herein. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award granted hereunder.

     3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries, unless changed by the Board.

ARTICLE 4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

     4.1 NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Section 4.2 hereof, the number of Shares hereby reserved for issuance to Participants under the Plan shall be twelve million (12,000,000), no more than one million five hundred thousand (1,500,000) of which may be granted in the aggregate in the form of Restricted Stock, Performance Shares and/or Performance Units. These shares shall consist of approximately 11,700,000 shares that remain available under the Company's 1978 Executive Long-Term Incentive Plan and approximately 300,000 additional shares. The Committee shall determine the appropriate methodology for calculating the number of shares issued pursuant to the Plan. Shares issued under the Plan may be authorized but unissued shares or treasury shares. The Plan also amends and restates the 1978 Executive Long-Term Incentive Plan and the 1968 Executive Incentive Bonus Plan, each in its entirety (it being noted that awards under such plans prior to May 8, 2001, shall not be impacted by this amendment).

     Unless the Committee determines that an Award to a Covered Employee shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

          (a)STOCK OPTIONS: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one Participant shall be one million (1,000,000).

          (b)SARS: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one Participant shall be one million (1,000,000).

          (c)RESTRICTED STOCK: The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be five hundred thousand (500,000).

          (d)PERFORMANCE SHARES/PERFORMANCE UNITS AND CASH-BASED AWARDS: The maximum aggregate grant with respect to Awards of Performance Shares made in any one fiscal year to any one Participant shall be equal to the value of five hundred thousand (500,000) shares; the maximum aggregate amount awarded with respect to Cash-Based Awards or Performance Units to any one Participant in any one fiscal year may not exceed ten million dollars ($10,000,000).

     4.2 ADJUSTMENTS IN AUTHORIZED SHARES. Upon a change in corporate capitalization, such as a stock split, stock dividend or a corporate transaction, such as any merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares that may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

     4.3 ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless the Committee determines otherwise at the time such adjustment is considered, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's or any Award's meeting the requirements of Section 162(m) of the Code, as from time to time amended.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

     5.1 ELIGIBILITY. Persons eligible to participate in this Plan include all Employees and Directors.

     5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

     5.3 NEWLY ELIGIBLE EMPLOYEES. The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any Employee who becomes eligible to participate in the Plan or any portion thereof after the commencement of an award or incentive period.

     5.4 LEAVES OF ABSENCE. The Committee shall be entitled to make such rules, regulations, and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine: (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan; and (b) the impact, if any, of such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence.

ARTICLE 6. STOCK OPTIONS

     6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

     6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

     6.3 OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, the per-share exercise price shall not be less than 100 percent of the Fair Market Value of the Shares on the date the Option is granted.

     6.4 DURATION OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant.

     6.5 EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

     6.6 PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of a written, electronic or telephonic notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price); or (c) by a combination of
(a) and (b); or (d) any other method approved by the Committee in its sole discretion. The tendering of previously acquired shares may be done through attestation. No fractional shares may be tendered or accepted in payment of the Option Price.

     Cashless exercises are permitted pursuant to Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

     Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

     6.7 RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

     6.8 NONTRANSFERABILITY OF OPTIONS.

          (a)INCENTIVE STOCK OPTIONS. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

          (b)NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant or such Participant's legal representative.

ARTICLE 7. STOCK APPRECIATION RIGHTS

     7.1 GRANT OF SARS. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

     Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

     The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

     7.2 SAR AGREEMENT. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

     7.3 TERM OF SARS. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion.

     7.4 EXERCISE OF FREESTANDING SARS. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

     7.5 EXERCISE OF TANDEM SARS. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

     7.6 PAYMENT OF SAR AMOUNT. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

          (a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

          (b) The number of Shares with respect to which the SAR is exercised.

     In the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Committee. The Committee's determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

     7.7 NONTRANSFERABILITY OF SARS. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or such Participant's legal representative.

ARTICLE 8. RESTRICTED STOCK

     8.1 GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts, as the Committee shall determine.

     8.2 RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

     8.3 TRANSFERABILITY. Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or such Participant's legal representative.

     8.4 OTHER RESTRICTIONS. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

     To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

     Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

     8.5 VOTING RIGHTS. If the Committee so determines, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

     8.6 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Covered Employee is designed to comply with the requirements of the Performance-Based

Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

ARTICLE 9. PERFORMANCE UNITS, PERFORMANCE SHARES, AND CASH-BASED AWARDS

     9.1 GRANT OF PERFORMANCE UNITS/SHARES AND CASH-BASED AWARDS. Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

     9.2 AWARD AGREEMENT. At the Committee's discretion, each grant of Performance Units/ Shares and Cash-Based Awards may be evidenced by an Award Agreement that shall specify the initial value, the duration of the Award, the performance measures, if any, applicable to the Award, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

     9.3 VALUE OF PERFORMANCE UNITS/SHARES AND CASH-BASED AWARDS. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as may be determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares and Cash-Based Awards that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance goals must be met shall be called a "Performance Period."

     9.4 EARNING OF PERFORMANCE UNITS/SHARES AND CASH-BASED AWARDS. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/ Shares and Cash-Based Awards shall be entitled to receive payout on the number and value of Performance Units/Shares and Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Unless otherwise determined by the Committee, notwithstanding any other provision of the Plan, payment of Cash-Based Awards shall only be made for those Participants who are Directors or in the employ of the Company at the end of the Performance Period or, if none has been specified, the end of the applicable award year.

     9.5 FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES AND CASH-BASED AWARDS. Payment of earned Performance Units/Shares and Cash-Based Awards shall be as determined by the Committee and, if applicable, as evidenced in the related Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares and Cash-Based Awards at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. No fractional shares will be issued. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

     Unless otherwise provided by the Committee, Participants holding Performance Units/Shares may be entitled to receive dividend units with respect to dividends declared with respect to the Shares. Such dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.6 hereof, as determined by the Committee.

     9.6 NONTRANSFERABILITY. Except as otherwise provided in a Participant's Award Agreement, Performance Units/Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by such Participant or such Participant's legal representative.

ARTICLE 10. PERFORMANCE MEASURES

     Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

          (a)  Earnings per share;

          (b)  Net income (before or after taxes);

          (c)  Net income from continuing operations;

          (d) Return measures (including, but not limited to, return on assets, equity, capital or investment);

          (e) Cash flow (including, but not limited to, operating cash flow and free cash flow);

          (f) Cash flow return on investments, which equals net cash flows divided by owner's equity;

          (g) Earnings before or after taxes, interest, depreciation and/or amortization;

          (h)  Internal rate of return or increase in net present value;

          (i)  Dividend payments;

          (j)  Gross revenues;

          (k)  Gross margins;

          (l) Operating measures such as growth in circulation, television ratings and advertising lineage;

          (m) Internal measures such as achieving a diverse workforce;

          (n) Share price (including, but not limited to, growth measures and total shareholder return); and

          (o)  Any of the above measures compared to peer or other companies.

     Performance measures may be set either at the corporate level, division level, or the business unit level.

     Awards that are designed to qualify for the Performance-Based Exception, and that are held by Covered Employees, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

     If applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

ARTICLE 11. BENEFICIARY DESIGNATION

     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. If a beneficiary designation has not been made, or the beneficiary was not properly designated (in the sole discretion of the Committee), has died or cannot be found, all payments after death shall be paid to the Participant's estate. In case of disputes over the proper beneficiary, the Company reserves the right to make any or all payments to the Participant's estate.

ARTICLE 12. DEFERRALS

     The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 13. RIGHTS OF EMPLOYEES/DIRECTORS

     13.1 EMPLOYMENT. Nothing in the Plan shall confer upon any Participant any right to continue in the Company's employ, or as a Director, or interfere with or limit in any way the right of the Company to terminate any Participant's employment or directorship at any time.

     13.2 PARTICIPATION. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

     13.3 RIGHTS AS A STOCKHOLDER. Except as provided in Sections 8.5, 8.6 and 9.5, a Participant shall have none of the rights of a shareholder with respect to shares of Common Stock covered by any Award until the Participant becomes the record holder of such shares.

ARTICLE 14. TERMINATION OF EMPLOYMENT/DIRECTORSHIP

     Each Participant's Award Agreement shall set forth the extent to which the Participant shall have the right to such Participant's outstanding Award(s) following termination of the Participant's employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreements entered into with each Participant, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE 15. CHANGE IN CONTROL

     15.1 TREATMENT OF OUTSTANDING AWARDS OTHER THAN CASH-BASED AWARDS. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Board shall determine otherwise in the Award Agreement:

          (a) Any and all Options and SARs granted hereunder shall become fully exercisable during their remaining term;

          (b) Any restriction periods and restrictions imposed on Restricted Stock that are not performance-based shall lapse; and

          (c) The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all such Awards denominated in

           Shares shall be accelerated as of the effective date of the Change in Control and, subject to Section 15.4, there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control, a pro rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period that has elapsed prior to the Change in Control. Subject to Section 15.4, such Awards denominated in cash shall be paid pro rata to Participants in cash within thirty (30) days following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period that has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals.

     15.2 TREATMENT OF CASH-BASED AWARDS. Any outstanding Cash-Based Awards shall not accelerate or vest as a result of a Change in Control. The extent to which any outstanding Cash-Based Awards are impacted by a Change in Control shall be governed by the Company's Transitional Compensation Plan, as the same may be amended from time to time.

     15.3 LIMITATION ON ACCELERATION.

          (a)INTENTION OF SECTION 15.3: The acceleration or payment of Awards could, in certain circumstances, subject the Participant to the excise tax provided under Section 4999 of the Code. It is the object of this Section 15.3 to enable each Participant to retain in full the benefits of the Plan and to provide for the maximum after-tax income to each Participant. Accordingly, the Participant must determine, before any payments are made on Awards governed by
             Section 15.1, which of two alternative forms of acceleration will maximize the Participant's after-tax proceeds, and must notify the Company in writing of his or her determination. The first alternative is the payment in full of all Awards governed by
             Section 15.1. The second alternative is the payment of only a part of the Participant's Awards so that the Participant receives the largest payment possible without causing an excise tax to be payable by the Participant under Section 4999 of the Code. This second alternative is referred to in this Section as "Limited Vesting".

          (b)LIMITATION ON PARTICIPANT'S RIGHTS: The Participant's Awards shall be paid only to the extent permitted under the alternative determined by the Participant to maximize his or her after-tax proceeds, and the Participant shall have no rights to any greater payments on his or her Awards.

          (c)DETERMINATION TO BE CONCLUSIVE: The determination of whether Limited Vesting is required and the application of the rules in
             Section 15.4 shall initially be made by the Participant and all such determinations shall be conclusive and binding on the Company unless the Company proves that they are clearly erroneous. In the latter event, such determinations shall be made by the Company.

     15.4 LIMITATION ON PAYMENT. Notwithstanding Section 15.1, if Limited Vesting applies then the amount paid on exercise or payment of an Award shall not exceed the largest amount that can be paid without causing an excise tax to be payable by the Participant under Section 4999 of the Code. If payments are so limited, awards shall be deemed paid in the following order:

          (a) all exercised Options or SARs that were accelerated pursuant to
              Section 15.1(a) shall be deemed paid first;

          (b) all awards of Performance Units, Performance Shares and performance-based Restricted Stock shall then be deemed paid; and

          (c) finally, all awards of Restricted Stock that are not performance-based shall be deemed paid.

     As among awards or portions of awards of the same type, those vesting at the most distant time in the future (absent a Change in Control) shall be deemed paid first.

     15.5 EXPENSES. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by a Participant in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceeding involving the provisions of Section 15.4, whether or not initiated by the Participant.

     15.6 TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE-IN-CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 15 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, the Committee may terminate, amend, or modify this
Article 15 at any time and from time to time prior to the date of a Change in Control.

ARTICLE 16. AMENDMENT, MODIFICATION, AND TERMINATION

     16.1 AMENDMENT, MODIFICATION, AND TERMINATION. Subject to the terms of the Plan, the Committee or the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part.

     16.2 AWARDS PREVIOUSLY GRANTED. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

     16.3 SHAREHOLDER APPROVAL REQUIRED FOR CERTAIN AMENDMENTS. Shareholder approval will be required for any amendment of the Plan that does any of the following: (a) permits the grant of any Option with an Option Price less than the Fair Market Value of the Shares on the date of grant; or (b) reduces the Option Price of an outstanding Option, either by lowering the Option Price or by canceling an outstanding Option and granting a replacement Option with a lower exercise price.

     16.4 COMPLIANCE WITH CODE SECTION 162(M). At all times when Code Section 162(m) is applicable, to the extent the Committee so determines, all Awards granted under this Plan to Employees who are or could reasonably become Covered Employees as determined by the Committee shall comply with the requirements of Code Section 162(m). In addition, if changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 16, make any adjustments it deems appropriate.

ARTICLE 17. WITHHOLDING

     17.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the Federal statutory minimum, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. The Participant may satisfy, totally or in part, his obligations pursuant to this Section 17.1 by electing to have Shares withheld, to redeliver Shares acquired under an Award, or to deliver previously owned Shares, provided that the election is made in writing on or prior to (i) the date of exercise, in the case of Options and SAR's (ii) the date of payment, in respect of Performance Units/Shares, or Cash-Based Awards, and (iii) the expiration of the incentive period, in respect of Restricted Stock. Any election made under this Section 17.1 shall be irrevocable by the Participant and may be disapproved by the Committee at any time in its sole discretion. If an election is disapproved by the Committee, the Participant must satisfy his obligations pursuant to this paragraph in cash.

ARTICLE 18. SUCCESSORS

     All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business, stock and/or assets of the Company.

ARTICLE 19. GENERAL PROVISIONS

     19.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     19.2 SEVERABILITY. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     19.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     19.4 SECURITIES LAW COMPLIANCE. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, unless determined otherwise by the Board. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

     19.5 LISTING. The Company may use reasonable endeavors to register Shares allotted pursuant to the exercise of an Option with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification, and listing requirements of any national securities laws, stock exchange, or automated quotation system.

     19.6 INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     19.7 NO ADDITIONAL RIGHTS. Neither the Award nor any benefits arising under this Plan shall constitute part of an employment contract between the Participant and the Company or any Subsidiary or Affiliate, and accordingly, subject to Section 16.2, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or any Affiliate for severance payments.

     19.8 EMPLOYEES BASED OUTSIDE OF THE UNITED STATES. Notwithstanding any provision of the Plan to the contrary, to comply with provisions of laws in other countries in which the Company, its Affiliates, and its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

          (a) Determine which Affiliates and Subsidiaries will be covered by the Plan or relevant subplans;

          (b) Determine which Employees employed outside the United States are eligible to become Participants in the Plan;

          (c) Modify the terms and conditions of any Award granted to Participants who are employed outside the United States;

          (d) Establish subplans, modified exercise procedures, and other terms and procedures to the extent such actions may be necessary, advisable or convenient, or to the extent appropriate to provide maximum flexibility for the Participant's financial planning. Any subplans and modifications to the Plan terms or procedures established under this Section 19.8 by the Committee shall be filed with the Plan document as Appendices; and

          (e) Take any action, before or after an Award is made, which the Committee deems advisable to obtain, comply with, or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals, as they may affect this Plan, any subplan, or any Participant.

     19.9 UNCERTIFICATED SHARES. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

     19.10 GOVERNING LAW. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in the Commonwealth of Virginia, County of Fairfax, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

                                GANNETT CO., INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF SHAREHOLDERS--MAY 8, 2001

    The undersigned hereby appoints Douglas H. McCorkindale and Thomas L. Chapple or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 8, 2001 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

    PLEASE CAST YOUR VOTES ON THE REVERSE SIDE, BY TELEPHONE OR ONLINE AS DESCRIBED ON THE REVERSE SIDE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4 AND 5. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. UNLESS MARKED OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

                                                                    ----------
                                                                    COMPANY#
                                                                    CONTROL#
                                                                    ----------

                 VOTING INSTRUCTIONS FOR GANNETT CO., INC.'S
                     2001 ANNUAL MEETING OF SHAREHOLDERS

Gannett Co., Inc. shareholders may vote their shares for matters to be covered at the Company's 2001 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Below are the voting instructions for all three options.

VOTE BY PHONE--1-800-240-6326

Use any touch tone telephone to vote your proxy at any time 24 hours a day, 7 days a week, until 10:00 a.m. on May 7, 2001. Have your proxy card in hand when you call. You will be prompted to enter the 3-digit Company Number and your 7-digit Control Number which are located above, and then to follow the simple voting instructions. If you would like to attend the meeting, you will have the opportunity to request a ticket at the end of the telephone call.

VOTE BY INTERNET--http://www.eproxy.com/gci/

Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 10:00 a.m. on May 7, 2001. Have your proxy card in hand. You will be prompted to enter the 3-digit Company Number and your 7-digit Control Number which are located above, and then to follow the simple voting instructions.
You will have the option to receive all future materials via the Internet. If you would like to attend the meeting, you can request a ticket online.

VOTE BY MAIL

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope.

  IF YOU VOTE BY PHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.
                            THANK YOU FOR VOTING.

                          -   Please detach here   -

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

1. ELECTION OF DIRECTORS:  Nominees are:                                 [ ] VOTE FOR all nominees  [ ] VOTE WITHHELD
                                                                             except those I have        from all nominees
   01 James A.Johnson   02 Douglas H.McCorkindale   03 Stephen P.Munn        listed below


   (Instructions: To withhold authority to vote for any individual
   nominee, write the number(s) in the box provided to the right.)       [                                         ]

2. PROPOSAL TO ELECT PricewaterhouseCoopers as the Company's Auditors.   [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

3. PROPOSAL TO APPROVE the 2001 Omnibus Incentive Compensation Plan.     [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

THE BOARD RECOMMENDS A VOTE "AGAINST" PROPOSALS 4 and 5.

4. SHAREHOLDER PROPOSAL concerning EEO Reporting and American Indians.   [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

5. SHAREHOLDER PROPOSAL concerning Additional Director Candidates.       [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.

Address Change?  Mark Box [ ] Indicate changes below.   [ ] I PLAN TO ATTEND THE MEETING, AND I REQUEST A TICKET.

                                               Date
                                                   ----------------------------

                                                   ----------------------------

                                                   ----------------------------
                                                   SIGNATURE(S) IN BOX

                                                   Please sign EXACTLY as
                                                   name appears at the left.
                                                   Joint owners each should
                                                   sign. When signing as
                                                   attorney, executor,
                                                   administrator, trustee or
                                                   guardian, please give full
                                                   related title.